Exhibit 10.2

EXECUTION COPY

MASTER TRANSACTION AGREEMENT

among

CANOPIUS GROUP LIMITED,

CANOPIUS HOLDINGS BERMUDA LTD.,

CANOPIUS MERGERCO, INC.

and

TOWER GROUP, INC.

Dated as of April 25, 2012

(continued)

i

(continued)

ii

(continued)

Exhibits

Exhibit A	Investment Agreement
Exhibit B	Merger Agreement Term Sheet
Exhibit C	The Restructuring
Exhibit D	Offer Announcement
Exhibit E	Tax Certification
Exhibit F	Expense Reimbursement

iii

This MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of April 25, 2012, is made by and entered into among Canopius Group Limited, a Guernsey limited company (“Parent”), Canopius Holdings Bermuda Ltd., a Bermuda limited company and a wholly owned Subsidiary of Parent (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation and wholly owned Subsidiary of Bermuda Holdco (“Delaware Holdco”) and Tower Group, Inc., a Delaware corporation (“Investor”).

RECITALS

WHEREAS, Parent intends to commence an offer for cash (the “Cash Offer”) for 100% of the issued and outstanding ordinary shares of Omega Insurance Holdings Limited, a Bermuda limited company (“Omega”);

WHEREAS, in order to provide equity financing to Parent for the Cash Offer, Parent and Investor will, concurrently with the execution and delivery of this Agreement, (i) enter into an Investment and Shareholders’ Agreement with each of the principal shareholders of Parent (which principal shareholders, together with the other shareholders of Parent, are referred to herein as the “Shareholders”) in the form attached as Exhibit A (the “Investment Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, Investor will acquire from Parent 31,766,961 newly issued “A” Ordinary Shares of no par value of Parent (the “Class A Parent Shares”), which Class A Parent Shares will, as of the closing of the transactions contemplated by the Investment Agreement (the “Investment Closing”), represent approximately 10.7% of the issued and outstanding ordinary shares of Parent;

WHEREAS, subject to the terms hereof, from and after the Investment Closing until the date that is 18 months after the Investment Closing Date, Investor will have the right, at its election, to (i) cause certain Subsidiaries of Bermuda Holdco to execute and deliver, and perform their obligations under, an Agreement and Plan of Merger having the terms set forth in Exhibit B (the “Merger Agreement”), pursuant to which a newly formed Subsidiary of Delaware Holdco that is a Delaware corporation (“Merger Sub”) will merge (the “Merger”) with and into Investor and the outstanding shares of the capital stock of Investor will be exchanged for Class A Ordinary Shares of Bermuda Holdco (“Bermuda Holdco Shares”) and cash and (ii) cause Parent to sell, immediately prior to the Merger, all of the issued and outstanding Bermuda Holdco Shares (other than the Bermuda Holdco Shares to be paid to the stockholders of Investor as consideration in connection with the Merger) (the “Third Party Sale”) to certain Persons to be identified who are willing and able to purchase such Bermuda Holdco Shares on the terms of the Third Party Sale Agreement (the “Equity Investors”);

WHEREAS, from and after the date on which either (a) the shareholders of Omega approve the Cash Offer (if the acquisition of Omega by Parent is implemented by way of a merger, scheme or amalgamation) or (b) the Cash Offer becomes or is declared unconditional to acceptances (if implemented by way of an offer) (the “Threshold Date”) and prior to January 1, 2016, subject to the terms hereof Parent will, at the election of Investor, (i) subject to the receipt of all necessary consents of Lloyd’s and any other applicable Permits, cause either (x) Canopius Managing Agents Limited (“CMAL”), (y) Omega Underwriting Agents Limited (UK) (“Omega UAL”) or (z) another Lloyd’s managing agency formed by Parent or Investor for the sole purpose of consummating the applicable transactions contemplated by Section 4.7 or

Section 4.8 of this Agreement to (A) establish a special purpose syndicate at Lloyd’s (the “SPS”) the sole member of which will be Canopius Capital Eleven Limited (the “Corporate Member”), (B) manage the SPS and (C) cause the SPS to reinsure, on a quota share basis, business written by Syndicate 4444 (including business directed to Syndicate 4444 by Investor and its Affiliates) (the “SPS Establishment”) and (ii) subject to the receipt of all necessary consents of Lloyd’s and any other applicable Permits, transfer 100% of the issued and outstanding shares of the Corporate Member to Investor or its Affiliate (the “Corporate Member Acquisition” and, together with the SPS Establishment, the “SPS Transactions”);

WHEREAS, subject to the terms hereof, from and after the Threshold Date and prior to January 1, 2016, Parent will, at the election of Investor, use its Reasonable Best Efforts to cause the SPS to be granted approval by Lloyd’s to operate as a stand-alone syndicate to underwrite business at Lloyd’s, including by way of quota share reinsurance of Syndicate 4444;

WHEREAS, subject to the terms hereof, from and after the Investment Closing Date and prior to January 1, 2016, Parent will, at the election of Investor, unless the Managing Agency is a new entity formed by Investor, and subject to the receipt of all necessary consents of Lloyd’s and any other applicable Permits, transfer 100% of the issued and outstanding shares of the Managing Agency to Investor or to an Affiliate of Investor as Investor may direct (the “Managing Agency Acquisition”); and

WHEREAS, capitalized terms used in this Agreement have the meanings given to such terms in Section 7.1.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 Consideration.

(a) On the Investment Closing Date, Investor shall pay the sum of $14,000,000 (the “Investment Premium”) into such account(s) as Parent shall have specified to Investor not less than three Business Days prior to the Investment Closing Date.

(b) The amount of the Investment Premium to be allocated to the right of Investor to effect the transactions contemplated by Section 4.6 (the “Merger Right”) shall be $3,000,000 (the “Merger Option Price”).

(c) The amount of the Investment Premium to be allocated to the right of Investor to effect the transactions contemplated by Section 4.7 (the “SPS Transactions Right”) shall be $4,000,000 (the “SPS Option Price”).

(d) The amount of the Investment Premium to be allocated to the right of Investor to effect the transactions contemplated by Section 4.8 (the “Managing Agency Acquisition Right”) shall be $7,000,000 (the “Managing Agency Acquisition Option Price”).

Section 1.2 The Third Party Sale.

Upon the terms and subject to the conditions set forth herein and in the Third Party Sale Agreement, at the closing of the transactions contemplated thereby (the “Third Party Sale Closing”), Parent shall sell, transfer, assign and deliver to the Equity Investors, free and clear of all Liens, and the Equity Investors shall purchase, all of the Bermuda Holdco Shares contemplated by Section 4.6 to be sold pursuant to the Third Party Sale Agreement, for a purchase price to be determined pursuant to Section 4.6 and specified in the Third Party Sale Agreement. As of the Third Party Sale Closing Date, none of the assets of Bermuda Holdco shall be subject to any Lien.

Section 1.3 The Merger.

Upon the terms and subject to the conditions set forth herein and in the Merger Agreement, at the Merger Closing, Parent, Bermuda Holdco and Delaware Holdco shall cause Merger Sub to merge with and into Investor with Investor continuing as the surviving corporation and a wholly owned Subsidiary of Delaware Holdco, which Merger will have the effects contemplated by the Merger Agreement. As of the Merger Closing Date, none of the assets of Bermuda Holdco shall be subject to any Lien.

Section 1.4 The SPS Transactions.

Upon the terms and subject to the conditions set forth herein, at the SPS Closing, (a) Parent shall transfer (subject to all necessary consents of Lloyd’s and any other applicable Permits having been obtained) to Investor, or any Affiliate of Investor as directed by Investor, 100% of the issued and outstanding shares of capital stock of the Corporate Member free and clear of all Liens (other than ordinary course Liens imposed by Lloyd’s in connection with the Corporate Member’s participation as a member of Syndicate 4444), as and on the terms contemplated by Section 4.7, (b) the SPS and CMAL (or the Managing Agency) shall enter into the Management Agreement and (c) the SPS and Syndicate 4444 shall enter into the Quota Share Reinsurance Agreement. As of the SPS Closing Date, none of the assets of the Corporate Member shall be subject to any Lien (other than ordinary course Liens imposed by Lloyd’s in connection with the Corporate Member’s participation as a member of Syndicate 4444).

Section 1.5 The Managing Agency Acquisition.

Upon the terms and subject to the conditions set forth herein, at the Managing Agency Closing, Parent shall (unless the managing agent is a new entity formed by Investor) transfer or cause to be transferred (subject to all necessary consents of Lloyd’s and any other applicable Permits having been obtained) to Investor, or an Affiliate of Investor as directed by Investor, 100% of the issued and outstanding shares of capital stock of the Managing Agency free and clear of all Liens, as and on the terms contemplated by Section 4.8. As of the Managing Agency Acquisition Closing Date, none of the assets of the Managing Agency shall be subject to any Lien.

Section 1.6 The Closings.

(a) Unless the Third Party Sale Agreement has been terminated in accordance with its terms, and subject to the satisfaction or waiver of the conditions set forth in the Third Party Sale Agreement, the Third Party Sale Closing shall take place at the place and time to be specified in the Third Party Sale Agreement (which time shall be immediately prior to the Merger Closing Date). The actual date and time of the Third Party Sale Closing are herein referred to as the “Third Party Sale Closing Date.”

(b) Unless the Merger Agreement has been terminated in accordance with its terms, and subject to the satisfaction or waiver of each of the conditions set forth in the Merger Agreement, the Merger Closing shall take place at the place and time to be specified in or determined pursuant to the Merger Agreement (which time shall be immediately after the Third Party Sale Closing Date). The actual date and time of the Merger Closing are herein referred to as the “Merger Closing Date.”

(c) The SPS Closing shall take place at the latest of (i) the date and time to be specified by Investor in the SPS Notice delivered by Investor in accordance with the terms of Section 4.7(a), (ii) the third Business Day after the date on which the last of the Permits and Lloyd’s approvals referred to in clauses (i), (ii) and (iii) of paragraph (a) of Section 4.7 shall have been obtained and (iii) the Investment Closing Date. The actual date and time of the SPS Closing are herein referred to as the “SPS Closing Date.”

(d) The Managing Agency Closing shall take place at the latest of (i) the date and time to be specified by Investor in the Managing Agency Acquisition Notice delivered by Investor in accordance with the terms of Section 4.8(a), (ii) the third Business Day after the date on which the last of the Lloyd’s and FSA approvals and other necessary Permits referred to in paragraph (a) of Section 4.8 shall have been obtained and (iii) the Investment Closing Date. The actual date and time of the Managing Agency Closing are herein referred to as the “Managing Agency Closing Date.”

Section 1.7 Closing Deliveries.

(a) At the Third Party Sale Closing, each of the parties to the Third Party Sale Agreement shall deliver to the other parties thereto the documents, certificates and other deliverables contemplated to be delivered by them pursuant to the Third Party Sale Agreement.

(b) At the Merger Closing, each of the parties to the Merger Agreement shall deliver to the other parties the documents, certificates and other deliverables contemplated by the Merger Agreement to be delivered by them to such other parties.

(c) At the SPS Closing:

(i) Parent shall deliver or cause to be delivered to Investor:

A. certificates representing all of the shares of the Corporate Member, free and clear of all Liens;

B. counterparts to each of the Management Agreement and the Quota Share Reinsurance Agreement, duly executed by each of the parties thereto (other than Investor or any of its Affiliates); and

C. evidence reasonably satisfactory to Investor that the SPS has been established and that it has received, and as of the SPS Closing Date has, all necessary approvals and authorizations from Lloyd’s, and otherwise has all Permits required to enter into the Management Agreement and the Quota Share Reinsurance Agreement and to perform its obligations thereunder;

(ii) Investor shall deliver or cause to be delivered to Parent:

A. payment of the purchase price for the shares of the Corporate Member (as determined by Section 4.7(a)(iii)) by wire transfer of immediately available funds to an account designated in writing by Parent; and

B. counterparts to each of the Ancillary Agreements (other than the Investment Agreement, the Merger Agreement and the Third Party Sale Agreement) to be entered into by Investor or any of its Affiliates at the SPS Closing, duly executed by Investor or such Affiliate; and

(iii) each party shall deliver to the other parties copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by such party or its respective Affiliates with respect to the SPS Transactions; and

(iv) each party shall deliver to the other parties such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement to be consummated at the SPS Closing.

(d) At the Managing Agency Closing:

(i) Parent shall deliver or cause to be delivered to Investor or an Affiliate of Investor as directed by Investor:

A. (unless the managing agent is a new entity formed by Investor) certificates representing all of the shares of the Managing Agency free and clear of all Liens;

B. counterparts to each of the Ancillary Agreements (other than the Investment Agreement, the Merger Agreement and the Third Party Sale Agreement), if any, to be entered into by the Independent Syndicate or any Canopius Group Company at the Managing Agency Closing, duly executed by the Independent Syndicate and such Canopius Group Company that is a party thereto; and

C. evidence reasonably satisfactory to Investor that the Independent Syndicate has received, and as of the Managing Agency Closing Date has, all necessary approvals and authorizations from Lloyd’s, and otherwise has all Permits required to enter into the Ancillary Agreements, if any, to be executed and delivered at the Managing Agency Closing and to perform its obligations thereunder;

(ii) Investor shall deliver or cause to be delivered to Parent:

A. (unless the managing agent is a new entity formed by Investor) payment of the purchase price for the shares of the Managing Agency (as determined by Section 4.8(a)(vii)) by wire transfer of immediately available funds to an account designated in writing by Parent; and

B. counterparts to each of the Ancillary Agreements (other than the Investment Agreement, the Merger Agreement and the Third Party Sale Agreement), if any, to be entered into by Investor or any of its Affiliates at the Managing Agency Closing, duly executed by Investor or such Affiliate; and

(iii) each party shall deliver to the other parties copies (or other evidence) of all valid Governmental Approvals obtained, filed or made by such party or its respective Affiliates with respect to the Managing Agency Acquisition; and

(iv) each party shall deliver to the other parties such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement to be consummated at the Managing Agency Closing.

(e) Each of the documents and instruments delivered by any party to another party pursuant to this Section 1.7 shall be in form and substance reasonably acceptable to such other party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Parent Disclosure Letter, Parent hereby represents and warrants to Investor, as of the date hereof and, except for Section 2.8, as of the Investment Closing Date, that, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided that the foregoing exception does not apply to the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.8, 2.9 or 2.22):

Section 2.1 Corporate Status.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of Guernsey and has all requisite corporate power and authority to carry on its business as now conducted. Other than those jurisdictions set forth in Section 2.1(a) of the Parent Disclosure Letter, if and to the extent that Parent conducts business in a jurisdiction other than its place of incorporation, Parent is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. Parent has made available to Investor true, complete and correct copies of the Organizational Documents of Parent as amended to date, and Parent is not in material violation of any provision of such Organizational Documents. The Organizational Documents of Parent as made available to Investor are in full force and effect.

(b) Bermuda Holdco is a corporation duly organized, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate or organizational power and authority to carry on its business as now conducted. Other than those jurisdictions set forth in Section 2.1(b) of the Parent Disclosure Letter, if and to the extent Bermuda Holdco conducts business in a jurisdiction other than its place of incorporation, Bermuda Holdco is duly qualified to do business as a foreign corporation or other organization and is in good standing in each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. Parent has made, or has caused Bermuda Holdco to make, available to Investor true, complete and correct copies of the Organizational Documents of Bermuda Holdco as amended to date, and Bermuda Holdco is not in material violation of any provision of such Organizational Documents. The Organizational Documents of Bermuda Holdco as made available to Investor are in full force and effect.

(c) Except as set forth in Section 2.1(c) of the Parent Disclosure Letter, each of the other Canopius Group Companies is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted The Organizational Documents of such other Canopius Group Companies are in full force and effect and no such other Canopius Group Company is in material violation of any provision of such Organizational Documents.

(d) Delaware Holdco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 2.2 Corporate and Governmental Authorization.

(a) Each of the Canopius Group Companies has all requisite corporate or other entity power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Canopius Group Company of each of the Transaction Agreements to which it is or will be a party and the consummation by each Canopius Group Company of the transactions contemplated by such Transaction Agreements have been or will be duly authorized by all requisite corporate or other similar entity action on the part of such Canopius Group Company. Each of the Transaction Agreements to which any Canopius Group Company is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by such Canopius Group Company. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which each Canopius Group Company is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each such Canopius Group Company, enforceable against it in accordance with its terms, except that

(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Except for the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 2.2(b) of the Parent Disclosure Letter, the execution and delivery by the Canopius Group Companies of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each Canopius Group Company of, and the consummation by each Canopius Group Company of the transactions contemplated by, such Transaction Agreements does not and will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

Section 2.3 Non-Contravention.

The execution, delivery and performance of the Transaction Agreements by each Canopius Group Company that is or will be a party thereto on the date of this Agreement and the consummation of the transactions contemplated thereby by such Canopius Group Company do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of the Canopius Group Companies, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or result in a violation or breach of any provision of any applicable Law or (c) except for a Lien under the LOC Security Package and assuming compliance with the matters referred to in Section 2.2(b), require any consent of or other action by any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Canopius Group Companies pursuant to, any Material Contract or any other Contract to which any Canopius Group Company is a party.

Section 2.4 Capitalization; Title to Shares.

(a) Section 2.4(a) of the Parent Disclosure Letter sets forth the number of authorized and issued and outstanding shares of each class or series of capital stock of Parent as at the date of this Agreement. The Investment Agreement and the Resolutions set forth the number of authorized and issued and outstanding shares of each class or series of capital stock of Parent as they are contemplated to be at the Investment Closing Date. All of the outstanding shares of capital stock of Parent have been, and when issued the Class A Parent Shares will be, duly authorized and validly issued and are fully paid and nonassessable, and they are not, or when issued will not be, subject to, and were not, or when issued will not be, issued in violation of any preemptive or similar rights (provided that they are subject to such rights contemplated by the Investment Agreement or the Organizational Documents of Parent).

(b) The authorized capital stock of Bermuda Holdco consists of 1 ordinary share, par value $1.00 per share, of which 1 share is issued and outstanding. All of the shares of capital stock of Bermuda Holdco have been duly authorized and validly issued and are fully paid and nonassessable, and they are not subject to, and were not issued in violation of, any preemptive or similar rights (provided that they are subject to such rights contemplated by the Investment Agreement or the Organizational Documents of Bermuda Holdco or Bermuda Law). Parent owns beneficially and of record all of the shares of capital stock of Bermuda Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package.

(c) The authorized capital stock of Delaware Holdco consists of 200 shares, no par value, of which 100 shares are issued and outstanding. All of the shares of capital stock of Delaware Holdco have been duly authorized and validly issued and are fully paid and nonassessable, and are not and were not issued in violation of any preemptive or similar rights. Bermuda Holdco owns beneficially and of record all of the shares of capital stock of Delaware Holdco, free and clear of all Liens, except for a Lien under the LOC Security Package.

(d) Except as set forth in Section 2.4(d) of the Parent Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Canopius Group Company, (ii) securities of any Canopius Group Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Canopius Group Company, (iii) options or other rights or Contracts or commitments of any kind to acquire from any Canopius Group Company, or other obligation of any Canopius Group Company to issue, transfer or sell, any capital stock of or other voting or equity interests in any Canopius Group Company or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in any Canopius Group Company, (iv) voting trusts, proxies or other similar Contracts or commitments to which any Canopius Group Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in any Canopius Group Company or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any Canopius Group Company. Except as described in Section 2.4(d) of the Parent Disclosure Letter, there are no outstanding obligations of the Canopius Group Companies to repurchase, redeem or otherwise acquire any of the securities described in clauses (i), (ii) or (iii) of the previous sentence.

Section 2.5 Subsidiaries; Ownership Interests.

Except as set forth in Section 2.5 of the Parent Disclosure Letter, none of the Canopius Group Companies has any Subsidiaries, and except as set forth in Section 2.5 of the Parent Disclosure Letter and except for the Investment Assets held by the Canopius Group Companies in the ordinary course of business, no Canopius Group Company owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

Section 2.6 Financial Statements; Accounting Controls.

(a) Parent has or has caused to be delivered to Investor true, complete and correct copies of (i) the unaudited consolidated financial statements of Parent at and for the year ended December 31, 2011 (the “Balance Sheet Date”) and (ii) the audited consolidated financial statements of Parent at and for the year ended December 31, 2010 (collectively, the “Parent Financial Statements”), including in each case a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity. The Parent Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with international financial reporting standards (“IFRS”) applied on a consistent basis (except as may be indicated in the notes thereto), (C) present a true and fair view of the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries at and for the respective periods indicated and (D) were prepared in compliance with the Canopius Group Companies’ internal control procedures.

(b) Parent has or has caused to be delivered to Investor true, complete and correct copies of (i) the audited financial statements of Canopius Bermuda Limited (“Bermuda Insurer”) at and for the year ended December 31, 2010 (the “Bermuda Insurer Financial Statements”), including a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity. The Bermuda Insurer Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), (C) present fairly, in all material respects, the financial position and the results of its operations and its cash flows for the period indicated and (D) were prepared in compliance with the Canopius Group Companies’ internal control procedures, and (ii) the unaudited financial statements of Bermuda Holdco and unaudited financial statements of each of Bermuda Insurer and Canopius Underwriting Bermuda Limited, which are the only Subsidiaries of Bermuda Holdco, at and for the year ended December 31, 2011 (the “Unaudited Financial Statements”), including a balance sheet and statements of income or operations and retained earnings or shareholders’ equity. The Unaudited Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with generally accepted accounting principles, (C) except for the omission of certain disclosures required under generally accepted accounting principles, present fairly the financial position and the results of operations of the relevant Canopius Group Company to which they relate at and for the period indicated and (D) were prepared in compliance with the Canopius Group Companies’ internal control procedures.

(c) Parent and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and GAAP, as applicable, to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences and (v) reinsurance recoverables and premium and other receivables are reported accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 2.7 Undisclosed Liabilities.

None of the Canopius Group Companies (other than Bermuda Holdco and its Subsidiaries) has any Liabilities except (a) as set forth in Section 2.7 of the Parent Disclosure Letter, (b) for liabilities and obligations specifically disclosed or reserved against in accordance with IFRS in the balance sheet as of December 31, 2011 included in the Parent Financial Statements or specifically disclosed in the notes thereto and (c) for Liabilities that (i) were incurred after December 31, 2011 in the ordinary course of business consistent with past practice and (ii) individually and in the aggregate will not, and would not reasonably be expected to, have a Material Adverse Effect. Bermuda Holdco and its Subsidiaries have no Liabilities other than those reflected in the Unaudited Financial Statements or incurred after December 31, 2011 in the ordinary course of business consistent with past practice.

Section 2.8 Representations Regarding Omega.

To the Knowledge of Parent, as of the date of this Agreement, Parent has no reason to believe that: (a) the conditions to the Cash Offer set out in the Offer Announcement will not be satisfied such that they would cause the acquisition of Omega not to occur or (b) except as specified in the written due diligence memorandum prepared by Parent with respect to Omega and its Subsidiaries that was delivered by Parent to Investor, at the request of Investor, by electronic mail on March 23, 2012, any fact or circumstance exists that has had, or would reasonably be expected to have, individually or in the aggregate, and in the context of the acquisition of Omega, a material adverse effect on the assets, Liabilities, business, operations, condition (financial or otherwise) or results of operations of Omega or its Subsidiaries, taken as a whole.

Section 2.9 Absence of Certain Changes.

Except as set forth in Section 2.9 of the Parent Disclosure Letter, since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice, there has not been any event, development or set of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and none of the Canopius Group Companies has taken (or, in the case of clause (i), failed to take) any of the actions listed in clauses (i) through (vii) of Section 4.1(d).

Section 2.10 Material Contracts.

Each Material Contract is a valid and binding agreement of the Canopius Group Company that is party thereto, as applicable and, to the Knowledge of Parent, any other party thereto, and is in full force and effect, and none of the Canopius Group Companies nor, to the Knowledge of Parent, any other party thereto is in default or breach under (or is alleged to be in default or breach under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 2.11 Books and Records.

The Books and Records are true, complete and correct, have been maintained in accordance with normal business practices and accurately present and reflect all of the transactions and actions therein described.

Section 2.12 Investment Company.

None of the Canopius Group Companies is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 2.13 Litigation.

Except as set forth in Section 2.13 of the Parent Disclosure Letter and except for Litigation involving claims made in connection with Insurance Contracts in the ordinary course of business, (a) there is no Litigation pending and served on any Canopius Group Company, or to the Knowledge of Parent, has any Canopius Group Company received any threat in writing of any Litigation against or affecting the Business or any of the Canopius Group Companies and (b) there are no settlement agreements or similar written agreements between a Canopius Group Company and any Governmental Authority and, to the Knowledge of Parent, no outstanding Orders against or affecting the Business or any of the Canopius Group Companies.

Section 2.14 Compliance with Laws.

(a) Except as set forth in Section 2.14 of the Parent Disclosure Letter and subject to paragraph (b) below, each of the Canopius Group Companies is, and at all times since January 1, 2008 has been, in compliance with all applicable Law and, to the Knowledge of Parent, has not been charged with, and is not and has not been under investigation with respect to, any violation of any applicable Law.

(b) To the Knowledge of Parent, none of the Canopius Group Companies or any other Person having a direct or indirect beneficial interest in the Canopius Group Companies appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in Annex I to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (each a “Government List”). Each of the Canopius Group Companies has instituted, maintains and has at all times complied with internal control procedures designed to prevent, and which are reasonably expected to prevent, such Canopius Group Company from being involved in any money laundering scheme, unlawful trade or commerce, unlawful technology transfer, fraud or other corrupt activity (including, without limitation, any activity in contravention of the United Kingdom Bribery Act and, to the extent applicable, the U.S. Foreign Corrupt Practices Act or the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control that prohibit, among other things, the engagement in transactions with, and the provision of services to, those countries, territories, entities and individuals listed from time to time on a Government List).

Section 2.15 Permits and Licenses.

Except as set forth in Section 2.15 of the Parent Disclosure Letter, each of the Canopius Group Companies has all licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations (including authorizations to write excess and surplus lines insurance as a non-admitted or unlicensed insurance carrier) from a Governmental Authority that are necessary to entitle it to own or lease, operate and use its properties or assets and to carry on and conduct its business as conducted on the date of this Agreement (the “Permits”), and all such Permits are valid and in full force and effect. Except as set forth in Section 2.15 of the Parent Disclosure Letter, (a) none of the Canopius Group Companies has received any written notice of any violation of any Permit, (b) to the Knowledge of Parent, no suspension, cancellation or non-renewal of any Permit is pending or threatened, (c) the Canopius Group Companies have complied, and are in compliance, with all terms and conditions of the Permits, (d) to the Knowledge of Parent, no event or condition has occurred or exists that would reasonably be expected to result in a violation or breach of, or a default or loss of a benefit under, or acceleration of an obligation of any of the Canopius Group Companies under, or a termination, revocation, cancellation or impairment of, any Permit (in each case, with or without notice or lapse of time or both), and (e) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by the Transaction Agreements. None of the Canopius Group Companies is relying on any exemption from or deferral of any Law or Permit that, to the Knowledge of Parent, would not be available to the Canopius Group Companies after the Investment Closing Date.

Section 2.16 The Corporate Member.

Except as set forth in Section 2.16 of the Parent Disclosure Letter, the Corporate Member was organized on July 12, 2011, and since the date of its organization, the Corporate Member has participated as a member of Syndicate 4444 for the 2012 Year of Account. The Corporate Member is a party to a reinsurance contract with Investor and a managing agency agreement with CMAL. The Corporate Member has no Liabilities other than Liabilities incurred as a result of its participation as a member of Syndicate 4444 or Liabilities to Investor.

Section 2.17 Tax Matters.

(a) Except as set forth in Section 2.17(a) of the Parent Disclosure Letter, all Tax Returns required to be filed by, on behalf of or with respect to each Canopius Group Company have been duly and timely filed and are complete and correct. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to each Canopius Group Company have been duly and timely paid. All Taxes required to be withheld by each Canopius Group Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose. Except as set forth in Section 2.17(a) of the Parent Disclosure Letter, no Canopius Group Company is subject to tax in any jurisdiction other than its jurisdiction of incorporation.

(b) No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to any Canopius Group Company, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Authority. No Taxes with respect to any Canopius Group Company are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against any Canopius Group Company with respect to any taxable period for which the period of assessment or collection remains open. Except as set forth in Section 2.17(b) of the Parent Disclosure Letter, no elections for Tax purposes (including any entity classification elections) have been made with respect to any Canopius Group Company that are in force or by which any Canopius Group Company is bound. No jurisdiction in which any Canopius Group Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Canopius Group Company is required to file such Tax Return or pay such Tax in such jurisdiction.

(c) Except as set forth at Section 2.17(c) of the Parent Disclosure Letter, no Canopius Group Company (i) has received or applied for a Tax ruling or entered into an agreement with any Governmental Authority, in either case that would be binding upon any Canopius Group Company after the Investment Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

(d) To the Knowledge of Parent, Parent has provided all information in response to requests from Investor’s accountants, Ernst & Young, in emails dated March 9, 13, 14 and 22, 2012 in respect of Ernst & Young’s inquiries to determine whether Parent or Bermuda Holdco is classified as a “passive foreign investment company” as defined in Section 1297 of the Code.

(e) Except as set forth at Section 2.17(e) of the Parent Disclosure Letter, United States persons and United States tax residents do not in the aggregate own, directly or, to the Knowledge of Parent, indirectly, more than 5% of the equity interests in Parent (not taking into account Class A Parent Shares).

Section 2.18 Insurance.

There is no claim by or with respect to any Company pending under any insurance policy (including fidelity bonds and other similar instruments) relating to the Assets, the Business or the employees, officers or directors of the Canopius Group Companies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under such policies have been timely paid, and the Canopius Group Companies have otherwise complied fully with the terms and conditions of such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Canopius Group Companies. To the Knowledge of Parent, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

Section 2.19 Reinsurance Agreements.

Except as set forth in Section 2.19 of the Parent Disclosure Letter, no Reinsurance Agreement contains any provision providing that the other party thereto may terminate or otherwise modify such Reinsurance Agreement by reason of the transactions contemplated by this Agreement or the Investment Agreement; no Reinsurance Agreement contains any provision which by its own terms would result in a modification in the operation of such Reinsurance Agreement by reason of the transactions contemplated by this Agreement or the Investment Agreement; to the Knowledge of Parent, Parent has no reason to believe that all amounts due or coming due in the future under each Reinsurance Agreement are not or will not be collectible in full in the ordinary course; to the Knowledge of Parent, no party to any Reinsurance Agreement is impaired such that a default thereunder could reasonably be expected; each of the Canopius Group Companies, as applicable, is entitled under applicable Law to take full credit for all amounts recoverable by it pursuant to any Reinsurance Agreement to which it is a party, and all such amounts have been properly recorded in the Books and Records; such Reinsurance Agreements transfer such risk as would be required for them to be properly accounted for as reinsurance; and all collateral provided by any reinsurer in connection with any Reinsurance Agreement (i) is in a form permitting the applicable Canopius Group Company to take credit for reinsurance under the insurance Laws and regulations of its state of domicile, (ii) if other than a letter of credit, is subject to a perfected security interest in favor of the applicable Canopius Group Company, (iii) is not subject to any Contract allowing that such collateral be reduced or diminished in any manner and (iv) is sufficient to discharge the obligations of such reinsurer under the related Reinsurance Agreements.

Section 2.20 Investment Assets.

(a) Except as disclosed at Section 2.20(a) of the Parent Disclosure Letter, the Canopius Group Companies have good and marketable title to all of their Investment Assets (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien (other than a Permitted Lien), except for Liens under the LOC Security Package or to the extent such securities are pledged or held in trust in the ordinary course of business consistent with prudent business practices or normal practice at Lloyd’s to secure obligations of the Canopius Group Companies.

(b) The Companies’ Investment Assets are valued on the books of the Canopius Group Companies in accordance with IFRS or GAAP, as applicable.

(c) The Companies’ Investment Assets comply with applicable Law (including applicable insurance company invested asset laws and regulations) and are, in the case of Investment Assets held by a Canopius Group Company that is an insurance company, admitted assets of the Canopius Group Companies under applicable Law.

Section 2.21 Intercompany Accounts; Transactions with Affiliates or Other Shareholders.

Section 2.21 of the Parent Disclosure Letter lists all Contracts or transactions to or by which the Canopius Group Companies, on the one hand, and any Shareholder or any Affiliate of any Shareholder or any current or former officer or director of any Canopius Group Company or any Person affiliated or associated with any such individual (including any member of such individual’s immediate family), on the other hand, are or have been a party or otherwise bound or affected and that are currently pending or in effect or that involve continuing Liabilities (each, an “Affiliate Transaction”). Each Affiliate Transaction was on terms and conditions no more favorable to the Canopius Group Companies than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Third Party. Each Affiliate Transaction has (a) received prior approval (or non-disapproval) and (b) been disclosed, in each case, to the extent required under applicable insurance holding company Law. No shareholder, officer, director or employee of any of the Canopius Group Companies, or any family member, relative or Affiliate of any such shareholder, officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use in the Business or (B) to Parent’s Knowledge, any Person that is a supplier, customer or competitor of any of the Canopius Group Companies, (ii) to Parent’s Knowledge, serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any of the Canopius Group Companies or (iii) is a debtor or creditor of any of the Canopius Group Companies.

Section 2.22 Finders’ Fees.

Except for Keefe, Bruyette & Woods Limited, Aon Benfield Securities Limited and West Hill Corporate Finance Limited, the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of any of the Canopius Group Companies who might be entitled to any fee or commission from Investor or any of its Affiliates (including, after the Investment Closing, any of the Canopius Group Companies) upon consummation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Canopius Group Companies, as of the date hereof and as of the Investment Closing Date, as follows:

Section 3.1 Corporate Status.

Investor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

Section 3.2 Corporate and Governmental Authorization.

(a) Investor has all requisite corporate or organizational power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Investor of each of the Transaction Agreements to which it is or will be a party and the consummation by Investor of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite corporate or other similar organizational action on the part of Investor. Each of the Transaction Agreements to which Investor is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Investor. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each Transaction Agreement to which Investor is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms.

(b) Except in connection or in compliance with the approvals, filings and notifications imposed by applicable Law that are set forth in Section 3.2(b) of the Investor Disclosure Letter, the execution and delivery by Investor of the Transaction Agreements to which it is or will be a party do not, and the performance by Investor, and the consummation by Investor of the transactions contemplated by, such Transaction Agreements will not require any Governmental Approval.

Section 3.3 Non-Contravention.

The execution, delivery and performance of the Transaction Agreements by Investor that is or will be a party thereto and the consummation of the transactions contemplated thereby to be consummated at the Investment Closing Date do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of Investor or (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any applicable Law.

Section 3.4 Sophisticated Investor; Purchase for Investment.

Investor is purchasing the Class A Parent Shares for investment for its own account and not with a view to the distribution thereof. Investor is a sophisticated investor with sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks (including for tax, legal, regulatory, accounting and other financial purposes) of an investment in the Class A Parent Shares.

Section 3.5 Finders’ Fees.

Except for MMC Securities (Europe) Ltd, Barclays PLC and FBR & Co., the fees and expenses of which will be paid by Investor, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Investor who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.6 Litigation.

Except as set forth in Section 3.6 of the Investor Disclosure Letter, there are (a) no outstanding Orders against Investor, (b) no Litigation pending or, to the Knowledge of Investor, threatened against Investor and (c) to the Knowledge of Investor, no pending investigations by any Governmental Authority that in each case would be reasonably expected to prevent, materially delay or otherwise interfere with or have any material adverse effect on the ability of Investor to consummate the transactions contemplated hereby and by the other Transaction Agreements.

ARTICLE IV

CERTAIN COVENANTS

Section 4.1 Operating Limitations.

(a) From the date hereof until the Investment Closing Date, except as otherwise expressly permitted or required by this Agreement or the Investment Agreement or as set forth in Section 4.1 of the Parent Disclosure Letter, Parent and Bermuda Holdco shall not, and shall not permit any of their respective Subsidiaries to, take any Restricted Action with respect to any Canopius Group Company without the prior written consent of Investor (such consent not to be unreasonably withheld or delayed).

(b) From the Investment Closing Date until the latest to occur of (i) the consummation of the Merger, (ii) the expiration of the Merger Election and (iii) the termination of the Merger Agreement, Parent, Bermuda Holdco and Delaware Holdco shall not, and shall not permit any of their respective Subsidiaries to, take any Restricted Action with respect to Bermuda Holdco or any of its Subsidiaries without the prior written consent of Investor (such consent not to be unreasonably withheld or delayed). Parent shall consult with Investor prior to Parent or any Affiliate of Parent making any contribution to Bermuda Holdco or any Subsidiary thereof and shall cooperate as reasonably requested by Investor in connection with any such contribution, for the purpose of ensuring that the Merger will be reasonably satisfactory to Investor from a tax perspective.

(c) From the Investment Closing Date until the latest to occur of (i) the consummation of the Managing Agency Acquisition and (ii) the expiration of the Managing Agency Acquisition Right, Parent shall not, and shall not permit any of its Subsidiaries (including, for the avoidance of doubt, Omega and its Subsidiaries) to, (A) take any Restricted Action with respect to the Managing Agency or the Corporate Member or (B) seek to vary the permissions of the Managing Agency or the Corporate Member, to cease the authorization by Lloyd’s of the Managing Agency or the Corporate Member or to keep the Managing Agency and the Corporate Member in good standing with Lloyd’s, in each case without the prior written consent of Investor (not to be unreasonably withheld or delayed); provided that this paragraph shall cease to apply with respect to the Managing Agency from such time as the parties agree that the Managing Agency will be a new entity formed by Investor.

(d) As used in this Agreement, “Restricted Action” means, with respect to any Canopius Group Company, any of the following actions taken by or with respect to such Canopius Group Company, in each case other than: (i) any such action expressly permitted or required by any Transaction Agreement (including, for the avoidance of doubt, any actions constituting a part of the Restructuring, including the dividend or other distribution by Bermuda Holdco that is contemplated by paragraph 8 of Exhibit C) or (ii) any such action expressly or reasonably considered to be required to be taken by any Canopius Group Company in order for such Canopius Group Company to comply with applicable Law or any Order:

(i) the failure by such Canopius Group Company to conduct and develop its businesses in the ordinary course consistent with past practice or use its reasonable efforts to preserve intact its businesses, assets, relationships and goodwill with customers, suppliers, contractors, licensors, employees, agents, producers, distributors, insureds, Governmental Authorities and others having business dealings with it, as applicable and in each case taken as a whole, or to keep available the services of its officers and significant employees as of the date hereof; provided that nothing in this paragraph shall:

A. require any Canopius Group Company to increase any compensation payable to any of its employees outside of the ordinary course of business consistent with past practice or prohibit any Canopius Group Company from terminating the employment of any of its employees for “cause” (as defined and applied in a manner consistent with past practice); or

B. require any Canopius Group Company to act in a manner inconsistent with its ordinary course of business consistent with past practice in order to preserve intact the business of any counterparty or Person doing business with any Canopius Group Company that wishes voluntarily to cease to do business with such Canopius Group Company.

(ii) except for the dividend referred to in paragraph 8 of Exhibit C, the (A) declaration, setting aside or payment of any dividends on, or making any other distributions (whether in cash, stock or property) in respect of, any of such Canopius Group Company’s outstanding capital stock, (B) except as expressly contemplated by the Resolutions, splitting, combination or reclassification of any outstanding capital stock of such Canopius Group Company or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of such Canopius Group Company’s outstanding capital stock or (C) purchase, redemption or other acquisition of any shares of outstanding capital stock of such Canopius Group Company or any rights, warrants or options to acquire any such shares; provided that nothing in this paragraph shall apply to transactions with respect to which the only parties are wholly owned Subsidiaries of Parent other than Bermuda Holdco or any of its Subsidiaries, the Managing Agency (unless and until such time as the parties determine in accordance with Section 4.8 that the Managing Agency will be a new entity formed by Investor) or the Corporate Member;

(iii) except, in the case of Parent, for the issuance and redemption of shares of Parent to or from (as applicable) employees of Parent and its Subsidiaries in the ordinary course of business in a manner and amount consistent with past practices relating to employees in effect as of the date hereof and in accordance with the terms of the Investment Agreement and the Articles of Incorporation of Parent or pursuant to the Resolutions, the issuance, sale, grant, pledge or encumbering of any shares of capital stock of such Canopius Group Company or any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; provided that nothing in this paragraph shall apply to transactions with respect to which the only parties are wholly owned Subsidiaries of Parent other than Bermuda Holdco, any of its Subsidiaries, the Managing Agency (unless and until such time as the parties determine in accordance with Section 4.8 that the Managing Agency will be a new entity formed by Investor) or the Corporate Member;

(iv) the amendment of such Canopius Group Company’s Organizational Documents other than (A) for administrative reasons; provided that such amendment would not adversely affect any right of Investor or any of its Affiliates under any Transaction Agreement or (B) in the case of Parent, pursuant to the Resolutions. For the purposes of this paragraph (iv) Canopius Group Company shall mean:

(a)	in respect of the restriction in Section 4.1(a), all Canopius Group Companies;

(b)	in respect of the restriction in Section 4.1(b) any Canopius Group Company which is Bermuda Holdco or any of its Subsidiaries;

(c)	in respect of the restriction in Section 4.1(c), any Canopius Group Company which is the Managing Agency (unless and until such time as the parties determine in accordance with Section 4.8 that the Managing Agency will be a new entity formed by Investor) or the Corporate Member;

(v) except as required by Law, the (A) material change in any of the Canopius Group Companies’ methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (B) alteration or the making of any material Tax election under U.S. Tax Law; or (C) preparing any Tax Return in a manner that is not consistent with past practices;

(vi) in the case of any such Canopius Group Company that is Bermuda Holdco or any of its Subsidiaries, the Managing Agency (unless and until the parties determine that the Managing Agency will be a new entity formed by Investor in accordance with Section 4.8) or the Corporate Member, any sale or transfer of any asset of, or the assumption of any Liability by, such Canopius Group Company, other than in the ordinary course of business consistent with past practice; or

(vii) the agreement or commitment to do any of the foregoing.

Section 4.2 Notice of Certain Events.

From the date hereof until the earlier of the date this Agreement is terminated pursuant to Section 5.1 and the expiration of all of the parties’ rights and obligations under this Agreement (other than rights to indemnification under Article VI), Parent shall promptly notify Investor in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) has resulted in or would reasonably be expected to result in any representation or warranty made by Parent hereunder not being true and correct as of the date it was made or deemed to have been made; or (iii) could result in the failure to occur of any

Closing that has not yet occurred hereunder; (b) any written notice or other communication in writing received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; and (d) any Litigation commenced or, to the Knowledge of Parent, threatened against, relating to or involving or otherwise affecting the Canopius Group Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.13 or that relates to the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. Investor’s receipt of information pursuant to this Section 4.2 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent in this Agreement.

Section 4.3 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Section 5.1 and (ii) the expiration of all of the parties’ rights and obligations under this Agreement (other than rights to indemnification under Article VI), Parent shall, and shall cause its Subsidiaries to, give Investor and its Affiliates reasonable access upon reasonable advance notice during normal business hours to (i) all of the offices and properties of the Canopius Group Companies, and the Books and Records; (ii) such financial and operating data and other information relating to any Canopius Group Company as Investor may reasonably request; and (iii) subject to prior notification to and the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and subject to Parent being reasonably satisfied regarding the maintenance of confidentiality in respect of any confidential information relating to Parent and the Canopius Group Companies in compliance with this Section 4.3 (other than Bermuda Holdco and its Subsidiaries after the Merger Closing Date, the Corporate Member after the SPS Closing Date and the Managing Agency after the Managing Agency Closing Date), the Representatives of the Canopius Group Companies whose assistance and expertise are reasonably necessary to assist Investor in connection with Investor’s investigation of the Canopius Group Companies. Any investigation pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Canopius Group Companies. Investor and its Affiliates shall hold in confidence all confidential information of any Canopius Group Company obtained pursuant to this Section 4.3, unless any of them is compelled to disclose such information by judicial or administrative process or by other requirement of Law, in any case except to the extent such information can be shown to have been (i) previously known to Investor or any of its Affiliates on a non-confidential basis, (ii) in the public domain through no fault of Investor or any of its Affiliates or (iii) later lawfully acquired by Investor or any of its Affiliates from a source other than Parent or any of its Affiliates. The obligation of Investor and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(b) From and after the Investment Closing until the date at which such information would no longer be required by Investor or its Affiliates for any reasonable business or administrative purpose or under applicable Law, Parent shall and shall cause its Subsidiaries to provide Investor and its Affiliates (including, after the Merger Closing, Bermuda Holdco and its Subsidiaries) information with respect to Parent and its Subsidiaries in a readily readable and accessible form as may be reasonably necessary for, and shall otherwise provide such cooperation to Investor and its Affiliates (including, after the Merger Closing, Bermuda Holdco and its Subsidiaries) as may be reasonably necessary for, financial reporting, loss reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Tax Claim or assessment and to meet reporting requirements to any Third Party or Governmental Authority, including the obligation of Investor and, after the Merger Closing, Bermuda Holdco, to file periodic (including quarterly and annual) reports with the SEC. All such information and cooperation shall be provided as promptly as practicable upon request and in any event sufficiently in advance of any such reporting or filing requirements to give Investor, Bermuda Holdco and any of their respective Affiliates, as applicable, a reasonable period of time to review such information and incorporate it into such reports or filings. For the avoidance of doubt, the covenants set forth in this Section 4.3(b) shall also apply (i) after the Merger Closing with respect to information regarding Bermuda Holdco and its Subsidiaries relating to periods prior to the Merger Closing, (ii) after the SPS Closing with respect to information regarding the Corporate Member relating to periods prior to the SPS Closing and (iii) after the Managing Agency Closing with respect to information regarding the Managing Agency relating to periods prior to the Managing Agency Closing.

Section 4.4 Public Announcements.

No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 4.5 Consents, Approvals and Filings.

(a) The Canopius Group Companies and Investor shall, upon the delivery by Investor of a Merger Notice pursuant to Section 4.6, an SPS Notice pursuant to Section 4.7 or a Managing Agency Acquisition Notice pursuant to Section 4.8, each use their reasonable efforts, and shall cooperate fully with each other to (i) comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement to be consummated at the Third Party Sale Closing and the Merger Closing, at the SPS Closing or at the Managing Agency Closing, as applicable, and (ii) seek to obtain as promptly as practicable all Governmental Approvals necessary or advisable in connection with such transactions. The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such Governmental Approvals.

(b) As soon as reasonably practicable after the delivery of a Merger Notice, SPS Notice or Managing Agency Acquisition Notice, the parties shall cooperate to make or cause to be made with all applicable Governmental Authorities requests for approval of the transactions contemplated by this Agreement or any Ancillary Agreement to occur at the Third

Party Sale Closing and Merger Closing, the SPS Closing or the Managing Agency Closing, as applicable, which requests shall include all required exhibits. Prior to furnishing any written materials to any Governmental Authorities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, the furnishing party shall provide the other parties with a copy thereof (save to the extent such information is subject to an attorney-client or other legal privilege or subject to any obligation of confidentiality or privacy to a Third Party) and such other parties shall have a reasonable opportunity to provide comments thereon. Each party shall give to the other parties prompt written notice if it receives any material notice or other material communication from any Governmental Authorities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish such other parties with a copy thereof. Each party shall give to the other parties reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Governmental Authorities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, and such other parties shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference. Notwithstanding the foregoing, nothing in this Section 4.5(b) shall require any party or any of such party’s Subsidiaries, directors, officers and employees to disclose information or confer a right to attend any meeting to the extent such attendance would breach any Law or Order or confidentiality obligation to a Third Party that is not specifically waived by such Third Party.

(c) From and after the date hereof, Parent and Investor shall each use their reasonable efforts, and shall cooperate fully with each other to obtain as promptly as reasonably practicable following the date hereof all required approvals, consents, waivers or authorizations from Third Parties required in connection with the consummation of the transactions contemplated by the Transaction Agreements (each, a “Third Party Consent”); provided that any such Third Party Consents that relate only to transactions to occur at any Closing (other than the Investment Closing) will only be required to be obtained after the exercise by Investor of its right to cause such Closing to occur pursuant to Section 4.6, Section 4.7 or Section 4.8, as applicable. Investor shall be responsible for the out-of-pocket third party costs (including any license or other fees and expenses) associated with obtaining consents from Third Parties or replacement of such rights to the extent required in connection with any of the Subsequent Transactions or the Restructuring. Parent shall be responsible for all costs and expenses relating to Third Party Consents required in connection with the consummation of the transactions contemplated by the Investment Agreement (other than any such consents required to be obtained by Investor or any of its Affiliates or by the Bregal Investors or any of their Affiliates).

Section 4.6 The Merger Election.

(a) At any time during the period beginning on (subject to the proviso in clause (i)(H) of Section 4.6(b) below) the Investment Closing Date and ending on the date that is 18 months after the Investment Closing Date (the “Election Period”), Investor may elect to effect the Merger and the Third Party Sale by delivering a written notice of such election (a “Merger Notice”) to Parent and paying to Parent, by wire transfer of immediately available funds, the Merger Exercise Price. Upon delivery of the Merger Notice and payment of the Merger Exercise Price:

(i) Bermuda Holdco will as soon as reasonably practicable thereafter contribute Delaware Holdco to a new corporation organized under the laws of Delaware as a direct wholly owned Subsidiary of Bermuda Holdco (“Top Holdco”), promptly thereafter cause Delaware Holdco to form Merger Sub, and not permit Top Holdco, Delaware Holdco or Merger Sub to engage in any business activities or conduct any operations other than in connection with the transactions contemplated by this Agreement or the Merger Agreement;

(ii) Investor will prepare the Merger Agreement, and Delaware Holdco will, and will cause Merger Sub to, authorize, execute and deliver the Merger Agreement and consummate the transactions contemplated thereby and hereby, including the Merger;

(iii) Bermuda Holdco will transfer or cause to be transferred to Merger Sub, in the manner and amounts specified by Investor, cash (to the extent held by, or available through the liquidation of the assets of, Bermuda Holdco or any of its Subsidiaries) and Bermuda Holdco Shares sufficient to permit Merger Sub to complete the Merger and pay the Merger Consideration as contemplated by the Merger Agreement; provided that, for the avoidance of doubt, nothing in this Agreement will require Parent or any of its Affiliates to make any capital contribution or provide any additional financing to Bermuda Holdco in order to permit Bermuda Holdco to comply with its obligations under this Section 4.6(a)(iii);

(iv) Parent will not, and will not permit any of its Subsidiaries to, take or permit any action that would reasonably be expected materially and adversely to affect the ability of Delaware Holdco or Merger Sub to pay the Merger Consideration at the Merger Closing or otherwise to consummate the Merger or any of the other transactions contemplated by this Agreement or the Merger Agreement to occur at the Merger Closing;

(v) Investor, Parent and Bermuda Holdco will, prior to the Third Party Sale Closing, comply with their respective obligations to effect or cause to be effected the transactions described in Exhibit C (collectively, the “Restructuring”), and will cooperate with each other so as to minimize any Taxes that would be imposed on Bermuda Holdco or any of its Subsidiaries, or for which Bermuda Holdco or any of its Subsidiaries otherwise may become liable, as a result of, or in connection with, the Restructuring;

(vi) Parent will provide to counsel to Investor a certificate containing such certifications, representations and warranties as Investor or its counsel may reasonably request, including, among others, certifications, representations and warranties substantially in the form of those set forth in Exhibit E (the “Tax Certification”) and subject to the Deductible and the Cap in Section 6.4(a); and

(vii) Investor, Parent and each of their respective Affiliates will take such other actions as may be reasonably necessary to consummate the Third Party Sale and the Merger.

(b) (i) At any time during the period beginning on the Threshold Date and ending on the later of (I) the expiration of the Election Period and (II) if the Merger Agreement is executed in accordance with this Section 4.6, the later of the consummation of the Merger and the termination or expiration of the Merger Agreement (or, if earlier, the date that is one year after the date of any Merger Notice (or such later date as the parties may agree); provided that such date may be extended for an additional three months if the Merger has not occurred by the first anniversary of the date of the Merger Notice because one or more required consents or approvals from Governmental Authorities with respect to the Merger have not yet been obtained), each of Parent, Bermuda Holdco and Delaware Holdco will cooperate with Investor to effect the Third Party Sale and will prepare information, reports and marketing materials that may be necessary or desirable in connection with the consummation of the Third Party Sale, in each case as may be reasonably requested by Investor, including:

A. providing to Investor information (which Investor may provide to the Equity Investors) regarding Bermuda Holdco and its Subsidiaries and their respective industries reasonably requested by prospective Equity Investors;

B. assisting Investor in the preparation of one or more offering documents or confidential information memoranda with respect to the Third Party Sale, including any financial statements of Bermuda Holdco and its Subsidiaries and cooperating in the preparation of audited “carve-out” financial statements for Bermuda Holdco and its Subsidiaries and any other pro forma financial statements as may be deemed reasonably necessary or reasonably advisable or that would be required by Regulation S-X and Regulation S-K under the Securities Act (treating the Third Party Sale as an offering registered under the Securities Act) and otherwise preparing any financial statements that may reasonably be deemed to be necessary, advisable or required to be included in the Registration Statement;

C. causing the appropriate members of management to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions;

D. reasonably cooperating with Investor’s marketing efforts in connection with the Third Party Sale;

E. reasonably cooperating in seeking to satisfy the conditions set forth in the letters of intent and related term sheets entered into with any prospective Equity Investor;

F. providing and executing documents as may be reasonably requested by Investor, and using their reasonable efforts to obtain customary certificates, legal opinions and consents of accountants for use of their reports in any materials relating to the Third Party Sale and customary representations letters in connection with confidential information memoranda;

G. using reasonable efforts to cause (so far as it is legally capable of causing) an independent third-party accounting firm that is nationally recognized in the United States and mutually acceptable to Investor and Parent (the “Independent Auditor”) to provide assistance to Investor, including providing consents to Investor to use its audit reports relating to Bermuda Holdco and its Subsidiaries and to provide any necessary “comfort letters” in connection therewith;

H. preparing and furnishing to Investor as promptly as practicable such financial information and other data of Bermuda Holdco and its Subsidiaries as Investor may reasonably request in connection with the Third Party Sale, including:

1. the unaudited balance sheet and income statement of each of Bermuda Holdco and its Subsidiaries for its first financial year covering the period from its date of incorporation or organization up to and including December 31, 2008 and the audited balance sheet, income statement, statement of cash flows and statement of changes in shareholders’ equity, and the accompanying footnotes, for each such Person for each financial year thereafter through the Merger Closing Date as of and for the periods ended or ending, as applicable, on December 31 of such year, in each case prepared in accordance with GAAP consistently applied and accompanied by (so far as by making its reasonable efforts Bermuda Holdco is able to cause the Independent Auditor to provide the same) the unqualified opinion of the Independent Auditor;

2. no later than 45 calendar days following the end of each fiscal quarterly period of Bermuda Holdco occurring prior to the Merger Closing Date (“Fiscal Quarter”), the draft unaudited consolidated balance sheet and income statement of each of Bermuda Holdco and its Subsidiaries as of and for such Fiscal Quarter and the comparable period of the prior fiscal year, in each case prepared in accordance with GAAP consistently applied; and

3. no later than 60 calendar days following the end of each Fiscal Quarter, the final unaudited consolidated balance sheet, income statement, statement of cash flows and statement of changes in shareholders’ equity, and all accompanying footnotes, of Bermuda Holdco and its Subsidiaries, as of and for such Fiscal Quarter and the comparable period of the prior fiscal year, in each case prepared in accordance with GAAP consistently applied;

provided that, notwithstanding anything in this Agreement to the contrary, Investor may by written notice elect to cause Parent and its Affiliates to begin to comply with clause (B) and this clause (H) of this Section 4.6(b)(i) prior to the Investment Closing Date but not before the Threshold Date; provided further that, if Investor makes such election, Investor shall promptly (and in any event within

30 days after receiving notice thereof from Parent) reimburse Parent for the reasonable and documented out-of-pocket third party costs and expenses incurred by Parent and its Affiliates on or after the Threshold Date and prior to the Investment Closing Date in connection with such obligations in accordance with Exhibit F, and such costs and expenses will not be deemed Merger Expenses hereunder for purposes of paragraphs 7 and 8 of Exhibit F;

I. using reasonable efforts periodically to update any financial statements, pro forma financial information, financial data, audit reports and other information relating to Bermuda Holdco and its Subsidiaries provided to any prospective Equity Investor (“Third Party Investor Financial Information”) in connection with the consummation of the Third Party Sale, and to ensure that the Third Party Investor Financial Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(ii) As promptly as practicable after the date of the Merger Agreement, Parent shall, as and if requested by Investor, enter into a stock purchase agreement with the Equity Investors reflecting terms contemplated by Parent and Investor and described in this Section 4.6(b)(ii) (the “Third Party Sale Agreement”), provided that the Equity Investors have been identified and are willing and able to enter into the Third Party Sale Agreement. The Third Party Sale Agreement will include customary representations, warranties and indemnification and limitation provisions and other terms mutually acceptable to Parent and Investor, acting reasonably; provided that the customary representations and warranties to be included in the Third Party Sale Agreement shall include, among other things, representations and warranties of the type included in Section 2.1, Section 2.2, Section 2.3 and Section 2.4 of this Agreement and customary indemnification (subject to customary limitation, if any) with respect thereto, and indemnification for all Losses resulting from or arising out of the matters described in clause (c) of Section 6.2, in each case in form and substance no less favorable to the Equity Investors as such representations and the indemnities included in this Agreement are to Investor. On the terms and subject to the conditions contained in the Third Party Sale Agreement, Parent will sell, transfer and assign to the Equity Investors immediately prior to the effective time of the Merger all the Bermuda Holdco Shares (other than the Bermuda Holdco Shares to be paid as consideration to the stockholders of Investor as consideration in connection with the Merger) for a purchase price in cash equal to the sum of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date (after giving effect to the Restructuring) plus such additional amount equal to the value of the Retained Business as to which Parent and the Equity Investors may agree; provided, however, that for purposes of determining the purchase price pursuant to the foregoing, the value of the Retained Business shall include an amount calculated and agreed by Investor and Parent, acting in good faith and reasonably, equal to the excess of the value of Bermuda Insurer’s expected future income arising after the Merger Closing from the Retained Business over the value of Investor’s expected future income arising after the Merger Closing from the Investor 2011 Contract and the Investor 2012 Contract assuming, for this purpose, that such contracts were not commuted or cancelled.

(c) (i) After the Merger Agreement is executed, Investor will prepare with the assistance of Parent and Bermuda Holdco, and Parent, Bermuda Holdco and Investor will cooperate with each other in preparing, a single document that will constitute (A) the proxy statement to be filed by Investor with the SEC and sent by Investor to the stockholders of Investor prior to the Merger (“Investor Stockholders”) in connection with one or more Investor Stockholders Meetings (as may be amended from time to time, the “Proxy Statement”) and (B) the prospectus to be included in the registration statement of Bermuda Holdco on Form S-4 or Form F-4 (as determined by Investor in its sole discretion) to be filed by Bermuda Holdco, or any other registration statement or filing required to be made by Bermuda Holdco or Merger Sub in connection therewith, with the SEC, registering the Bermuda Holdco Shares to be exchanged for shares of Investor held by Investor Stockholders in the Merger (collectively and as amended from time to time, the “Registration Statement”), and shall promptly file such document with the SEC.

(ii) Investor, Parent and Bermuda Holdco will each cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Investor, Parent and Bermuda Holdco will each cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. Parent and Bermuda Holdco will promptly furnish Investor all information (financial or otherwise) concerning Bermuda Holdco, its Affiliates, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or the Registration Statement, including without limitation (A) all financial statements and financial data of Bermuda Holdco and its Subsidiaries as may reasonably be deemed necessary, advisable or required under applicable U.S. securities Laws for inclusion therein, (B) any information as may reasonably be deemed necessary to prepare pro forma financial statements (including audited “carve-out” financial statements for Bermuda Holdco and its Subsidiaries) and other data as may reasonably be deemed necessary, advisable or required by Regulation S-X and Regulation S-K under the Securities Act and (C) providing and executing documents as may be reasonably requested by Investor, including customary certificates and legal opinions. In addition, each of Parent and Bermuda Holdco will use reasonable efforts to cause (so far as each of them is legally capable of causing) the Independent Auditor to provide assistance to Investor in connection with the Proxy Statement, the Registration Statement and the Third Party Sale, including assisting with any financial information provided to Investor and providing consents for Investor to use its audit reports and to provide any necessary “comfort letters,” to the extent applicable.

(iii) Investor, Parent and Bermuda Holdco will use their reasonable efforts to cause the Registration Statement to become effective as promptly as practicable (the date of effectiveness being the “Registration Statement Effective Date”) and to remain effective as long as is necessary to consummate the Merger (subject to the time limitations contemplated by Section 4.6(b)(i)). Parent, Investor and Bermuda Holdco will use reasonable efforts to obtain, prior to the effectiveness of the Registration Statement, all state securities laws or “Blue Sky” permits, approvals or exceptions as required to consummate the Merger. Each of Investor, Parent and Bermuda Holdco will use its reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing, including using reasonable efforts to respond to any comments of the SEC or its staff. As promptly as practicable after the Registration Statement Effective Date, the proxy statement and prospectus included in the Proxy Statement (collectively, the “Proxy Materials”) shall be mailed to the Investor Stockholders.

(iv) Each of Investor, Parent and Bermuda Holdco will promptly advise the other upon becoming aware of (A) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (B) the issuance of any stop order, (C) the suspension of the qualification of Bermuda Holdco Shares to be paid as consideration in the Merger for offering or sale in any jurisdiction or (D) any comments, responses or requests from the SEC relating to the Registration Statement or Proxy Statement or any of the transactions contemplated by the Merger Agreement. In addition, whenever any party learns of the occurrence of any event or the existence of any fact that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, each of Investor, Parent and Bermuda Holdco, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the SEC and, if applicable, mailing to the Investor Stockholders such amendment or supplement.

(v) No filing or amendment of, or supplement to: (A) the Registration Statement will be made by Parent or Bermuda Holdco without the prior consent of Investor; or (B) the Proxy Statement will be made by Investor without the prior consent of Bermuda Holdco or Parent, in either case, the consent of the other relevant party or parties not to be unreasonably withheld, conditioned or delayed and without providing the applicable other party or parties a reasonable opportunity to review and comment thereon.

(vi) The information supplied by Investor for inclusion in the Proxy Statement or the Registration Statement will not, at (A) the Registration Statement Effective Date, (B) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the Investor Stockholders, (C) the time of the Investor Stockholders Meeting and (D) the effective time of the Merger, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or the Registration Statement or necessary in order to make the statements in the Proxy Statement or the Registration Statement not misleading. If, at any time prior to the effective time of the Merger, any information relating to Investor or any of its Subsidiaries is discovered by Investor that should be set forth in an amendment or a supplement to the Proxy Statement and the Registration Statement, Investor will promptly inform Bermuda Holdco. All documents that Investor is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of Law.

(vii) The information supplied by Parent or Bermuda Holdco for inclusion in the Proxy Statement or the Registration Statement will not, at (A) the Registration Statement Effective Date, (B) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the Investor

Stockholders, (C) the time of the Investor Stockholders Meeting and (D) the effective time of the Merger, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or the Registration Statement or necessary in order to make the statements in the Proxy Statement or the Registration Statement not misleading. If, at any time prior to the effective time of the Merger, any information relating to Parent, Bermuda Holdco, any of their Subsidiaries or any of the Shareholders is discovered by Parent or Bermuda Holdco that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement, Parent or Bermuda Holdco will promptly inform Investor. All documents that Bermuda Holdco or any of its Affiliates is responsible for filing with the SEC in connection with the Merger shall comply as to form and substance in all material respects with the applicable requirements of Law.

(viii) Each of Parent, Bermuda Holdco and Investor will file with the SEC in a timely manner all forms, reports and documents required to be filed by it with the SEC (including, in the case of Bermuda Holdco, any such forms, reports and documents that are or would otherwise be required to be filed by it under Section 15(d) of the Exchange Act from and after the date that the Registration Statement is declared effective under the Securities Act and prior to the Merger Closing Date) (collectively, the “Reports”). Investor, Parent and Bermuda Holdco each agree that none of the Reports filed by it after the date of the Merger Agreement and prior to the Merger Closing Date (and, if amended or superseded by a filing prior to the Merger Closing Date, then on the date of such filing) will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Each of Parent and Bermuda Holdco will use their respective reasonable efforts to cause, and shall cooperate with Investor’s efforts to cause, the Bermuda Holdco Shares to be issued or transferred to Investor Stockholders in connection with the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Merger Closing.

(e) The costs and expenses incurred by Parent and its Subsidiaries in connection with Parent’s compliance with this Section 4.6 shall be dealt with in accordance with Exhibit F.

(f) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Investor shall have no obligation to consummate the Merger or cause the Third Party Sale to be consummated, and may withdraw its election to cause such Subsequent Transactions to occur at any time and for any or no reason; provided that the foregoing shall not limit or otherwise affect Investor’s obligations to consummate the transactions contemplated by the Investment Agreement subject to and in accordance with its terms, to pay the Investment Premium as contemplated by Section 1.1(a) or to reimburse Parent and its Affiliates for expenses incurred in connection with the Third Party Sale and the Merger as contemplated by, and in accordance with the terms of, this Section 4.6 and Exhibit F.

Section 4.7 The SPS Transactions Right.

(a) At any time following the Threshold Date and prior to January 1, 2016, Investor may elect to require the actions contemplated by this Section 4.7 to be taken by delivering a written notice of such election (an “SPS Notice”) to Parent. Upon delivery of the SPS Notice, Parent will:

(i) (A) use its Reasonable Best Efforts to establish the SPS as soon as reasonably practicable after the date on which the SPS Notice was delivered or, if later, prior to the time specified in such SPS Notice (provided that the time specified in such SPS Notice for consummation of the transactions contemplated by this Section 4.7(a)(i) may not be sooner than four months after the date of such SPS Notice and in any event shall be subject to any restrictions imposed by Lloyd’s on the ability to effect any such transaction within any relevant time period), (B) subject to Section 4.7(d), cause the Corporate Member to be the sole member of the SPS, (C) use its Reasonable Best Efforts to cause the SPS and CMAL, as of the date on which the SPS is established or as soon as reasonably practicable thereafter, to have all Permits, and otherwise to have the full ability, authority and capacity, to allow CMAL to manage the SPS and (D) subject to Section 4.7(d), cause CMAL duly to execute and deliver the Management Agreement and act as the managing agent of the SPS in accordance therewith; provided that Parent may in its discretion choose to substitute the Managing Agency for CMAL for all purposes of this Section 4.7(a)(i);

(ii) subject to Section 4.7(d) and to the SPS and CMAL (or, if applicable, the Managing Agency) having all Permits referenced in Section 4.7(a)(i), and to the fulfillment of all relevant requirements of Lloyd’s, cause the SPS (or, if permission has already been obtained pursuant to Section 4.8(a)(i) for the SPS to operate as a stand-alone syndicate, the Independent Syndicate) and Syndicate 4444 to enter into the Quota Share Reinsurance Agreement pursuant to which the SPS (or the Independent Syndicate, as applicable) shall reinsure (a) 95% (or such lesser percentage as may be required to comply with guidelines or regulations of Lloyd’s) of the Investor Third Party Business and (b) 10% of the whole account of Syndicate 4444’s business (other than the Investor Third Party Business) for the 2013, 2014 and 2015 Years of Account; and

(iii) subject to Section 4.7(d) and to receipt of approval by Lloyd’s with respect to the change of control of the Corporate Member, cause all of the issued and outstanding shares of the Corporate Member to be transferred to Investor for consideration equal to the Tangible Net Asset Value of the Corporate Member as at the date of such transfer, such consideration to be paid by Investor to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) Parent and its Affiliates shall use their Reasonable Best Efforts to ensure that, immediately after the SPS Closing, each of CMAL (or, if applicable, the Managing Agency) and the Corporate Member (as sole member of the SPS and in respect of such membership) will directly or indirectly own, possess, license, lease or, through an enforceable written contractual obligation, have access to, or the legal right to use or receive the benefit of, all properties and assets (both tangible and intangible) that are necessary under the relevant Lloyd’s rules or other applicable Laws and regulations for the conduct of the business and operations of the Corporate Member as the sole member of the SPS which is to operate in accordance with the business plan for the SPS for the 2013 Year of Account.

(c) The costs and expenses incurred by Parent and its Subsidiaries in connection with Parent’s compliance with this Section 4.7 shall be dealt with in accordance with Exhibit F.

(d) Neither the Corporate Member Acquisition nor the entry by the parties thereto into the Management Agreement or the Quota Share Reinsurance Agreement will be effected prior to the Investment Closing Date.

(e) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Investor shall have no obligation to consummate the SPS Transactions, and may withdraw its election to cause the SPS Transactions to occur at any time and for any or no reason; provided that the foregoing shall not limit or otherwise affect Investor’s obligations to consummate the transactions contemplated by the Investment Agreement subject to and in accordance with its terms, to pay the Investment Premium contemplated by Section 1.1(a) or to reimburse Parent and its Affiliates for expenses incurred in connection with the SPS Transactions as contemplated by, and in accordance with the terms of, this Section 4.7 and Exhibit F.

Section 4.8 The Managing Agency Acquisition Right.

(a) At any time following the Investment Closing Date and prior to January 1, 2016, Investor may elect to cause the actions contemplated by this Section 4.8 to be taken by delivering a written notice of such election (a “Managing Agency Acquisition Notice”) to Parent. Upon delivery of the Managing Agency Acquisition Notice, Parent will:

(i) use its Reasonable Best Efforts to obtain permission from Lloyd’s for the SPS to operate as a stand-alone syndicate (the “Independent Syndicate”) to underwrite business at Lloyd’s and to commence underwriting as a stand alone syndicate on a date specified in the Managing Agency Acquisition Notice (which date shall be at the commencement of an underwriting year unless agreed otherwise and shall be at least four months from the date of the Managing Agency Acquisition Notice);

(ii) determine, subject to the prior approval of Investor (such approval not to be unreasonably withheld, conditioned or delayed, except in the case of Parent’s determining that the Managing Agency will be a new entity to be formed by Investor) and subject to approval from Lloyd’s and the FSA, whether the Managing Agency will be Omega UAL or Newco MA, and, if the Managing Agency will be a new entity to be formed by Parent, form the Managing Agency in the jurisdiction designated by Investor (provided that Lloyd’s would grant registration as a managing agency to a company incorporated in such jurisdiction) and not permit such a Managing Agency to engage in any activities or conduct any operations other than in connection with the transactions contemplated by this Agreement; provided that Parent may not determine that the Managing Agency will be a new entity to be formed by Investor without the prior written consent of Investor (such consent not to be unreasonably withheld, conditioned or delayed);

(iii) use its Reasonable Best Efforts to cause each of the SPS and the Managing Agency to have all Permits, and otherwise to have the full ability, authority and capacity, to allow the Managing Agency to manage the SPS or Independent Syndicate, as applicable, and, unless Parent had initially chosen to comply with its obligations under Section 4.7(a)(ii) by using the Managing Agency rather than CMAL, cause the transfer of the management of the SPS from CMAL to the Managing Agency as soon as reasonably practicable following the date on which all necessary Permits to manage the SPS or Independent Syndicate, as applicable, are obtained by the Managing Agency and cause the Managing Agency to be substituted for CMAL under the Management Agreement and to act as the managing agency of the SPS in accordance therewith;

(iv) cause the Managing Agency to cooperate with Investor, and cause the Managing Agency to provide all necessary support to Investor upon reasonable request, in each case in connection with the preparation and submission of the business plan for the Independent Syndicate (the “Independent Syndicate Business Plan”), the principles, objectives and outline of which shall be set by Investor, and cause the Managing Agency to advise Investor as necessary with respect to the preparation of the business plan in conformity with Lloyd’s requirements; provided that if the Managing Agency is a new entity formed by Investor, Parent shall or shall cause one of its Affiliates to cooperate with Investor and provide all necessary support to Investor and the Managing Agency upon reasonable request in connection with the preparation and submission of the Independent Syndicate Business Plan;

(v) cause the Managing Agency to advise and assist Investor with respect to the calculation of the “Funds at Lloyd’s” requirements for the Corporate Member in relation to the Independent Syndicate and the proposed business plan thereof; provided that if the Managing Agency is a new entity formed by Investor, Parent shall comply or cause one of its Affiliates to comply with the obligations of the Managing Agency under this Section 4.8(a)(v);

(vi) subject to Lloyd’s approval of the Independent Syndicate and its business plan in a form reasonably satisfactory to Investor, cause Syndicate 4444 to cede 10% of its whole account to the Independent Syndicate by way of quota share reinsurance and renew such 10% quota share reinsurance agreement if Investor and Parent agree to do so; and

(vii) unless the Managing Agency is a new entity formed by Investor, and subject to receipt of all necessary approvals by Lloyd’s and other necessary regulatory consents, cause the entire share capital of the Managing Agency to be transferred to Investor for consideration equal to the Tangible Net Asset Value of the Managing Agency as at the date of such transfer, such consideration to be paid by Investor by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) Parent and its Affiliates shall use their Reasonable Best Efforts to ensure that, immediately after the Managing Agency Closing (if any), the Managing Agency (if not a new entity formed by Investor) will directly or indirectly own, possess, license, lease or, through an enforceable written contractual obligation, have access to, or the legal right to use or receive the benefit of, all properties and assets (both tangible and intangible) which are necessary under the relevant Lloyd’s rules or other applicable Laws and regulations for the Managing Agency to conduct its business in accordance with the relevant business plan for the Independent Syndicate; provided that if the business plan for the Independent Syndicate requires certain services to be provided by Parent or any of its Subsidiaries, such services will be provided on arms’-length commercial terms.

(c) The costs and expenses incurred by Parent and its Subsidiaries in connection with Parent’s compliance with this Section 4.8 shall be dealt with in accordance with Exhibit F.

(d) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Investor shall have no obligation to consummate the Managing Agency Acquisition, and may withdraw its election to cause the Managing Agency Acquisition to occur at any time and for any or no reason; provided that the foregoing shall not limit or otherwise affect Investor’s obligations to consummate the transactions contemplated by the Investment Agreement subject to and in accordance with its terms, to pay the Investment Premium contemplated by Section 1.1(a) or to reimburse Parent and its Affiliates for expenses incurred in connection with the Managing Agency Acquisition as contemplated by, and in accordance with the terms of, this Section 4.8 and Exhibit F.

Section 4.9 Return of Investment Premium.

If Parent or any of its Affiliates breaches this Agreement, the Investment Agreement, the Third Party Sale Agreement or the Merger Agreement in any material respect (other than any such breach that (a) is solely a breach of a representation or warranty that was deemed to have been made as of the Investment Closing Date, (b) did not exist as of the date of this Agreement and (c) was caused solely by external factors outside of the control of Parent) and such breach causes the failure to occur of (i) the Merger, (ii) the SPS Transactions or (iii) the Managing Agency Acquisition (it being understood for the avoidance of doubt that if any such breach causes the existence of a situation or set of circumstances that materially and adversely affects the benefits that Investor (acting in good faith) reasonably expects to derive from any such Subsequent Transaction, including any such situation in which Investor would suffer any material Liability or restriction as a result of effecting any such Subsequent Transaction that Investor would not have suffered absent such breach, then such breach will for all purposes hereunder be deemed to have caused the failure of such Subsequent Transaction to occur), then Parent shall promptly pay to Investor, as liquidated damages with respect to all Losses resulting from the failure of the Merger, the SPS Transactions and the Managing Agency Acquisition to occur and not as a penalty, by wire transfer of immediately available funds to an account designated in writing by Investor, an amount equal to the Merger Option Price plus $10,000,000 (in the event that it is the Merger that does not occur), the SPS Option Price (in the event that it is any of the SPS Transactions that does not occur) and the Managing Agency Acquisition Option Price (in the event that it is the Managing Agency Acquisition that does not occur), as applicable, plus interest on such amounts from the Investment Closing Date to the date of payment at the Interest Rate.

Section 4.10 Further Assurances.

Without prejudice to the provisions of Section 4.6(e), Section 4.7(c) and Section 4.8(c), each of the parties will, and will cause their Affiliates and their Affiliates’ representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary or reasonably requested by the other parties hereto to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE V

TERMINATION

Section 5.1 Termination.

This Agreement may be terminated at any time prior to the Investment Closing Date by the written agreement of Investor, Parent, Bermuda Holdco and Delaware Holdco and shall automatically terminate upon termination of the Investment Agreement prior to the Investment Closing.

Section 5.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other parties hereto; provided that no such termination shall relieve any party of liability for a breach of this Agreement (or affect any party’s right to enforce specifically the terms of this Agreement in the event of any breach in accordance with Section 8.9) occurring prior to such termination. The provisions of Section 4.4 (Public Announcements), this Section 5.2 and Sections 5.1 (Termination), 7.1 (Certain Terms), 7.2 (Construction) and Article VIII (Miscellaneous) shall survive any termination hereof pursuant to Section 5.1.

ARTICLE VII

NDEMNIFICATION

Section 6.1 Survival.

The representations and warranties of the parties contained in this Agreement shall survive the Investment Closing until the date that is 24 months after the Investment Closing Date; provided that the representations and warranties in Sections 2.1 (Corporate Status), 2.2 (Corporate and Governmental Authorization), 2.17 (Tax Matters), 2.22 (Finders’ Fees), 3.1 (Corporate Status), 3.2 (Corporate and Governmental Authorization) and 3.5 (Finders’ Fees) shall survive until 60 days after the expiration of the applicable statute of limitations and the representations and warranties in Section 2.4 (Capitalization; Title to Shares) shall survive indefinitely. The covenants and agreements of the parties contained in this Agreement that (x) are specifically required to be fully performed or complied with at or prior to any Closing shall survive such Closing until the date that is 24 months after the applicable Closing Date or (y) are to be performed or complied with after any Closing shall survive until fully performed or complied with. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against which such indemnity may be sought prior to such time.

Section 6.2 Indemnification by Parent.

Subject to Section 6.4, from and after the Investment Closing, Parent shall defend, indemnify and hold harmless each of Investor, its Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Investor Indemnitees”) from and against, and pay or reimburse the Investor Indemnitees for, any and all damage, loss, Liability, and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a third party claim (collectively, “Losses”), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Parent in this Agreement, (b) any failure of Parent to perform any covenant or agreement under this Agreement other than any such failure of Parent resulting from or arising out of any action of any Canopius Group Company taken or not taken at the written direction of Investor pursuant to this Agreement, (c) if the Merger occurs, any Liability of Bermuda Holdco or any of its Subsidiaries based on, arising out of or related to any action, omission or event occurring, or any circumstance existing, prior to the Merger Closing, other than insurance liabilities under the express terms of any Insurance Contract or Reinsurance Agreement constituting a part of the Retained Business, (d) if the Corporate Member Acquisition occurs, any Liability of the Corporate Member based on, arising out of or related to any action, omission or event occurring, or any circumstance existing, prior to the SPS Closing, other than insurance liabilities under the express terms of any Insurance Contract or Reinsurance Agreement to which the Corporate Member is a party as of the date of the SPS Closing and (e) if the Managing Agency Acquisition occurs, any Liability of the Managing Agency based on, arising out of or related to any action, omission or event occurring, or any circumstance existing, prior to the Managing Agency Closing; provided that if the Managing Agency is Omega UAL, Parent shall have no liability under this Section 6.2(e) for any fact, matter, event or circumstance occurring prior to the Investment Closing Date.

Section 6.3 Indemnification by Investor.

Subject to Section 6.4, from and after the Investment Closing, Investor shall defend, indemnify and hold harmless Parent and its officers, directors, employees, agents, advisers and representatives (collectively, the “Parent Indemnitees”) from and against, and pay or reimburse the Parent Indemnitees for, any and all Losses resulting from or arising out of (a)

any inaccuracy in or breach of any representation or warranty made by Investor in or pursuant to this Agreement or (b) any failure of Investor to perform any covenant or agreement under this Agreement.

Section 6.4 Certain Limitations.

(a) Except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 2.1 (Corporate Status) 2.2 (Corporate and Governmental Authorization), 2.4 (Capitalization; Title to Shares), 2.17 (Tax Matters) and 2.22 (Finders’ Fees) (the “Parent Fundamental Representations”), Parent shall not be required to indemnify Investor Indemnitees for Losses under Section 6.2(a) until the aggregate amount of all such Losses exceeds $1,000,000 (the “Deductible”), in which event Parent shall be responsible only for Losses in excess of such Deductible. The maximum amount for which Parent will be liable pursuant to Section 6.2(a) and Section 6.2(b) (exclusive of any amounts paid by Parent to Investor with respect to the failure of any of the Merger, the SPS Transactions or the Managing Agency Acquisition to occur in accordance with Section 4.9 and the following sentence) shall not in the aggregate exceed $50,000,000 (the “Aggregate Cap”); provided, however, that the maximum amount for which Parent will be liable pursuant to Section 6.2(a) (other than with respect to breaches of Parent Fundamental Representations) shall not in the aggregate exceed $15,000,000 (the “Representations Cap”). For the avoidance of doubt, the Investor Indemnitees’ rights to indemnification for Losses arising out of the failure of any of the Merger, the SPS Transactions and the Managing Agency Acquisition to occur shall be limited to (i) with respect to the Merger, the Merger Option Price plus $10,000,000, (ii) with respect to any of the SPS Transactions, the SPS Option Price and (iii) with respect to the Managing Agency Acquisition, the Managing Agency Acquisition Option Price, in each case plus interest on such amount from the Investment Closing Date to the date on which such amount is paid at the Interest Rate.

(b) Except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 3.1 (Corporate Status), Section 3.2 (Corporate and Governmental Authorization) and 3.5 (Finders’ Fees) (the “Investor Fundamental Representations”), Investor shall not be required to indemnify Parent Indemnitees for Losses under Section 6.3(a) until the aggregate amount of all such Losses exceeds the Deductible, in which event Investor shall be responsible only for Losses in excess of such Deductible. The maximum amount for which Investor will be liable pursuant to Section 6.3(a) and Section 6.3(b) shall not in the aggregate exceed the Aggregate Cap; provided, however, that the maximum amount for which Investor will be liable pursuant to Section 6.3(a) (other than with respect to breaches of Investor Fundamental Representations) shall not in the aggregate exceed the Representations Cap.

(c) For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty (other than any representation or warranty set forth in Section 2.7, Section 2.8 or Section 2.9) shall be determined without regard to any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.

(d) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of Parent (as qualified by the matters set forth in the Parent Disclosure Letter) and the Investor Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Investor Indemnitees shall be deemed to have relied upon the representations and warranties of Parent set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Investor Indemnitees (including by any of its advisers, consultants or representatives) or by reason of the fact that any of the Investor Indemnitees or any of such advisers, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Investor’s waiver of any condition set forth in any Transaction Agreement.

(e) Except as contemplated by Section 4.9 and as provided in Section 8.9, the indemnity provided for in this Article VI shall be the sole and exclusive remedy of Investor Indemnitees or Parent Indemnitees, as the case may be, after the Investment Closing for any inaccuracy of any representation or warranty of Parent or Investor, respectively, herein or any other breach of this Agreement, provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud, intentional misrepresentation or omission, intentional breach or willful misconduct by the other parties in connection with the transactions contemplated hereby.

(f) No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages arising in connection with a Third Party Claim.

(g) Notwithstanding anything to the contrary in this Agreement, none of the limitations in Section 6.1 or, with respect to the Deductible and the Cap, this Section 6.4 shall apply in the event of any fraud, intentional misrepresentation or omission or willful misconduct on the part of any of the parties or its Affiliates.

Section 6.5 Payment Adjustments, Etc.

(a) Any indemnity payment made by Parent to Investor Indemnitees, on the one hand, or by Investor to Parent Indemnitees, on the other hand, pursuant to this Article VI in respect of any Loss shall be net of an amount equal to (x) any insurance proceeds actually received by the Indemnified Party in respect of such claim minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims; provided, however, that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article VI. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall increase any indemnity payment under this Article VI to the applicable Indemnified Party to compensate for any Tax detriment to the Indemnified Party that is actually realized by it as a result of such indemnity payment or a payment pursuant to this paragraph prior to the end of the close of the taxable year in which the fourth anniversary of such indemnity payment occurs (the aggregate of such indemnity payment and such increase, an “Indemnity Payment”). To the extent the Loss that gave rise to an Indemnity Payment results in a Tax benefit to the Indemnified Party that is actually realized by it prior to the end of the close of the taxable year in which the fourth anniversary of such Indemnity Payment occurs, the Indemnified Party shall remit to the applicable Indemnifying Party such Tax benefit (determined on a with and without basis) (a “Tax Benefit Payment”); provided that in no event shall the cumulative Tax benefit remitted by the Indemnified Party exceed the amount of the applicable Indemnity Payment. If any such Tax benefit is subsequently disallowed prior to the end of the close of the taxable year in which the fourth anniversary of such Tax Benefit Payment occurs, the applicable Indemnifying Party shall make an appropriate reconciliation payment to the Indemnified Party. Notwithstanding the foregoing provisions of this Section 6.5(b), if any Deductible or Cap described in Section 6.4(a) is applicable, no Tax Benefit Payment shall be required to be made to the extent such Tax Benefit Payment could cause the Indemnified Party not to be fully compensated for its Loss.

(c) To the extent permitted by Law, indemnification payments hereunder shall be treated by the parties as an adjustment to the consideration hereunder.

(d) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated or determined to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within five Business Days of such agreement or such final adjudication or determination by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365-day year), at the Interest Rate from and including the date of agreement of the Indemnifying Party or final adjudication or determination to and including the date of payment.

Section 6.6 Third Party Claim Procedures.

In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under Section 6.2 or Section 6.3 of this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has written notice of such Third Party Claim, and the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) shall be entitled to assume the defense of such Third Party Claim by delivering a written notice of its election to assume the defense of such Third Party Claim to the Indemnified Party provided that

(a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof in the circumstances referred to above, the Indemnified Party shall be entitled to assume (or continue to conduct) and control such defense and, subject to prior notification to the Indemnifying Party, to settle or agree to pay in full such Third Party Claim subject to the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed for longer than five Business Days, after which, if the Indemnifying Party has not yet responded to such request for consent, the Indemnifying Party shall be deemed to have given its consent to such settlement) without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party (except where such consent is unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement in respect of the Third Party Claim, and in no circumstances shall the Indemnifying Party, in the defense of any such Third Party Claim, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all Liability with respect to such Third Party Claim. If the Indemnified Party determines in good faith that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Canopius Group Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the reasonable cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, Parent and Investor shall cooperate in the defense of any Third Party Claim subject to this Article VI and the records of each shall be reasonably available to the other with respect to such defense.

ARTICLE VII

DEFINITIONS

Section 7.1 Certain Terms.

The following terms have the respective meanings given to them below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Affiliate Transaction” has the meaning set forth in Section 2.21.

“Aggregate Cap” has the meaning set forth in Section 6.4(a).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreement” means the Investment Agreement, the Management Agreement, the Merger Agreement, the Third Party Sale Agreement and the Quota Share Reinsurance Agreement.

“Assets” means all of the assets that are used or held for use in connection with the Business or are reflected on the Year End Balance Sheets or were acquired after the Balance Sheet Date.

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Bermuda Employees” has the meaning set forth in Exhibit C.

“Bermuda Holdco” has the meaning set forth in the Preamble.

“Bermuda Holdco Shares” has the meaning set forth in the Recitals.

“Bermuda Insurer” has the meaning set forth in Section 2.6(b).

“Bermuda Insurer Financial Statements” has the meaning set forth in Section 2.6(b).

“Books and Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of the Canopius Group Companies, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of the Canopius Group Companies, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Canopius Group Companies.

“Bregal Investors” has the meaning set forth in the Investment Agreement.

“Business” means the business and operations of the Canopius Group Companies as conducted as of the date hereof and at any time between the date hereof and the Investment Closing.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York, New York, Guernsey and London, England, are open for normal banking business.

“Canopius Group Companies” means Parent and each of its Subsidiaries; provided that, for the avoidance of doubt, Omega and its Subsidiaries will not be considered Subsidiaries of Parent for purposes of Article II.

“Cash Offer” has the meaning set forth in the Recitals.

“CC11L” has the meaning set forth in Exhibit C.

“Class A Parent Shares” has the meaning set forth in the Recitals.

“Closing” means (as the context may require) any of the Investment Closing, the Third Party Sale Closing, the Merger Closing and the SPS Closing.

“Closing Date” means (as the context may require) any of the Investment Closing Date, the Third Party Sale Closing Date, the Merger Closing Date and the SPS Closing Date.

“CMAL” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

“Corporate Member” has the meaning set forth in the Recitals.

“Corporate Member Acquisition” has the meaning set forth in the Recitals.

“Costs Budget” has the meaning set forth in Exhibit F.

“Costs Statement” has the meaning set forth in Exhibit F.

“Covenants Cap” has the meaning set forth in Section 6.4(a).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Deductible” has the meaning set forth in Section 6.4(a).

“Delaware Holdco” has the meaning set forth in the Preamble.

“Effective Time” has the meaning set forth in Exhibit B.

“Election Period” has the meaning set forth in Section 4.6(a).

“Equity Investors” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” has the meaning set forth in Section 4.6(b)(i)(H)(2).

“Flectat” has the meaning set forth in Exhibit C.

“FSA” means the Financial Services Authority of the UK (or any successor authority or authorities carrying out insurance or insurance mediation regulatory functions in the United Kingdom or the function of the competent authority under Part VI of FSMA from time to time).

“FSMA” means the UK Financial Services and Markets Act 2000 (as amended from time to time).

“GAAP” has the meaning set forth in Section 2.6(b).

“Governmental Approval” has the meaning set forth in Section 2.2(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any regulatory or self-regulatory authority, agency, commission body or organization, including, for the avoidance of doubt, the FSA and Lloyd’s.

“Government List” has the meaning set forth in Section 2.14(b).

“IFRS” has the meaning set forth in Section 2.6(a).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (1) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (2) standby letters of credit relating to workers’ compensation insurance and (3) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 6.6.

“Indemnifying Party” has the meaning set forth in Section 6.6.

“Indemnity Payment” has the meaning set forth in Section 6.5(b).

“Independent Auditor” has the meaning set forth in Section 4.6(b)(i)(G).

“Independent Syndicate” has the meaning set forth in Section 4.8(a)(i).

“Independent Syndicate Business Plan” has the meaning set forth in Section 4.8(a)(iv).

“Insurance Contracts” means all insurance or reinsurance Contracts, binders, slips, certificates, endorsements, riders, treaties, policies, products or other arrangements (other than the Reinsurance Agreements, sold, issued, entered into, serviced or administered by any Canopius Group Company in connection with the Business), in each case as such Contract, binder, slip, certificate, endorsement, rider, treaty, policy, product or other arrangement may have been amended, modified or supplemented.

“Interest Rate” means 12% per annum.

“Investment Agreement” has the meaning set forth in the Recitals.

“Investment Assets” means any investment assets (whether or not required by IFRS or GAAP to be reflected on a balance sheet) beneficially owned by the Canopius Group Companies, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

“Investment Closing” has the meaning set forth in the Recitals.

“Investment Closing Date” means the date of the Closing of the Investment Agreement.

“Investment Premium” has the meaning set forth in Section 1.1(a).

“Investor” has the meaning set forth in the Preamble.

“Investor 2011 Contract” has the meaning set forth in Exhibit C.

“Investor 2012 Contract” has the meaning set forth in Exhibit C.

“Investor Fundamental Representations” has the meaning set forth in Section 6.4(a).

“Investor Disclosure Letter” means the letter, dated as of the date hereof, delivered by Investor to Parent prior to the execution of this Agreement and identified as the Investor Disclosure Letter.

“Investor Indemnitees” has the meaning set forth in Section 6.2.

“Investor Shares” has the meaning set forth in Exhibit B.

“Investor Stockholders” has the meaning set forth in Section 4.6(c)(i).

“Investor Stockholders Meeting” means the meeting of the stockholders of Investor at which the Investor Stockholders shall consider the adoption of the Merger Agreement and the approval of the Merger.

“Investor Third Party Business” means insurance and reinsurance business that Investor or any of its Affiliates directly or indirectly refers to Syndicate 4444 and which was not written by Syndicate 4444 prior to the date of this Agreement and as to which, prior to the underwriting of such business, Investor notifies CMAL or the Managing Agency, as applicable, that such business constitutes “Investor Third Party Business” hereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge (and not any imputed or constructive knowledge and without any obligation to conduct any inquiry), of: (a) with respect to Parent, the individuals listed in Section 7.1(a) of the Parent Disclosure Letter and (b) with respect to Investor, the individuals listed in Section 7.1(a) of the Investor Disclosure Letter.

“Law” means any federal, state, provincial or local, domestic or foreign law, statute, legislation, code, treaty, ordinance, or common law or any rule, regulation, direction, Order, agency requirement or other requirement or rule of law of a Governmental Authority.

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS or GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Lloyd’s” means Lloyd’s of London.

“LOC Security Package” means the guarantees, shares security deeds and account security deeds given or made or to be given or made in favor of ING Bank N.V., London Branch as Security Trustee or the Banks (as defined below) in connection with a letter of credit agreement dated November 29, 2010, as amended and restated on November 4, 2011, under which ING Bank N.V., London Branch, Commerzbank Aktiengesellschaft and Barclays Bank PLC (the “Banks”) have made available to Canopius Capital Two Limited (the “Account Party”) a letter of credit facility of up to £75,000,000 to provide funds at Lloyd’s on behalf of the Account Party, as the same has been or is to be further amended and restated in order to increase the maximum amount of such facility to £105,000,000 in order to facilitate the acquisition by Parent of Omega Insurance Holdings Limited.

“Losses” has the meaning set forth in Section 6.2.

“Management Agreement” means the Management Agreement to be executed and delivered by and between the Corporate Member and the Managing Agency pursuant to which the Managing Agency will manage the business of the Corporate Member as the sole member of the SPS, all on commercially reasonable terms reasonably acceptable to Investor and Parent.

“Managing Agency” means, as determined by Parent pursuant to, and in accordance with the terms of, Section 4.8(a)(ii), Omega UAL or Newco MA.

“Managing Agency Acquisition” has the meaning set forth in the Recitals.

“Managing Agency Acquisition Notice” has the meaning set forth in Section 4.8(a).

“Managing Agency Acquisition Right” has the meaning set forth in Section 1.1(d).

“Managing Agency Closing” means the closing of the Managing Agency Acquisition.

“Managing Agency Closing Date” has the meaning set forth in Section 1.6(d).

“Managing Agency Expenses” has the meaning set forth in Exhibit F.

“Managing Agency Acquisition Option Price” has the meaning set forth in Section 1.1(d).

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, business, operations, condition (financial, regulatory or otherwise) or results of operations of (i) the Canopius Group Companies, taken as a whole or (ii) Bermuda Holdco and its Subsidiaries (other than Subsidiaries that are contemplated to be sold or transferred pursuant to the Restructuring), taken as a whole, or (b) the ability of any of the Canopius Group Companies or any of their Affiliates to perform its obligations under any of the Transaction Agreements or to consummate the transactions contemplated thereby, but excluding, in the case of clause (a), any material adverse effect resulting after the date hereof from (x) a change in general economic or market conditions, (y) matters affecting the property and casualty insurance or reinsurance industry generally or (z) changes in IFRS or GAAP, to the extent that any such effect described in the preceding clauses (x) through (z) does not materially and disproportionately affect the Canopius Group Companies relative to other Persons engaged in the industries in which the Canopius Group Companies operate.

“Material Contract” means each of the following types of Contracts to which any Canopius Group Company is a party or by which any Canopius Group Company is otherwise bound and, other than with respect to the Contracts described in clauses (a), (d) or (j) below, is material to Parent and its Subsidiaries as a whole: (a) any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) or to any interest rate, derivatives or hedging transaction; (b) any joint venture, partnership, limited liability company or other similar Contract; (c) any Contract or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any division or line of business thereof or any material real property (whether by merger, sale of stock, sale of assets or otherwise), or which grants a right of first refusal or offer of the same; (d) any Contract that (i) limits the freedom of any of the Canopius Group Companies to compete in any line of business or with any Person or in any area or that would so limit the freedom of Investor, any of its Affiliates or any of the Canopius Group Companies after the Investment Closing, (ii) contains exclusivity obligations or restrictions binding on the Canopius Group Companies that would be binding on Investor, any of its Affiliates or any of the Canopius Group Companies after the Investment Closing or (iii) provides for a preferred or “most favored nation” status for any party thereto; (e) any sales, distribution, agency, services or other similar Contract; (f) any Contract described in Sections 2.13 (Litigation), 2.18 (Insurance) or 2.21 (Intercompany Accounts; Transactions with Affiliates or Other Shareholders); (g) any managing general agent Contract that is either in force or with respect to which any of the Canopius Group Companies has any continuing obligations; (h) any Contract evidencing a participation by any of the Canopius Group Companies in any pools, syndicates or associations other than statutorily mandated pools, syndicates or associations; (i) any Reinsurance Agreement; (j) any Contract (including any capital maintenance or keepwell agreement) under which (i) any Person has directly or indirectly guaranteed any Liabilities of any of the Canopius Group Companies or (ii) any of the Canopius Group Companies has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); or (k) any other Contract that (i) was not entered into in the ordinary course of business consistent with past practice and (ii) is material to any of the Canopius Group Companies.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Merger Closing Date” has the meaning set forth in Section 1.6(b).

“Merger Consideration” has the meaning set forth in Exhibit B.

“Merger Election” means Investor’s right to effect the Merger pursuant to Section 4.6.

“Merger Exercise Price” means $1,000,000.

“Merger Expenses” has the meaning set forth in Exhibit F.

“Merger Notice” has the meaning set forth in Section 4.6(a).

“Merger Option Price” has the meaning set forth in Section 1.1(b).

“Merger Right” has the meaning set forth in Section 1.1(b).

“Merger Sub” has the meaning set forth in the Recitals.

“Newco MA” means a Lloyd’s managing agency formed by Parent or Investor for the purposes of consummating the transactions contemplated by Section 4.7 or Section 4.8 (as the case may be).

“Offset Expenses” has the meaning set forth in Exhibit F.

“Order” means any order, judgment, stipulation, decree, injunction, determination, award, ruling, writ or arbitration award of a Governmental Authority (including any court of competent jurisdiction).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, organization or on-going business of a Person, including any amendments thereto.

“Offer Announcement” means the draft of the announcement of the Cash Offer appended to this Agreement as Exhibit D.

“Omega” has the meaning set forth in the Recitals.

“Omega UAL” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent Fundamental Representations” has the meaning set forth in Section 6.4(a).

“Parent Disclosure Letter” means the letter, dated as of the date hereof, delivered by Parent to Investor prior to the execution of this Agreement and identified as the Parent Disclosure Letter.

“Parent Financial Statements” has the meaning set forth in Section 2.6(a).

“Parent Indemnitees” has the meaning set forth in Section 6.3.

“Permits” has the meaning set forth in Section 2.15.

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on the Year End Balance Sheets, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, and (d) statutory Liens in favor of lessors arising in connection with any property leased to the Canopius Group Company, which Liens and other encumbrances described in clauses (a) through (d) do not materially detract from the current value or materially interfere with the current use by the Canopius Group Company of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proxy Statement” has the meaning set forth in Section 4.6(c)(i).

“Proxy Materials” has the meaning set forth in Section 4.6(c)(iii).

“Quota Share Reinsurance Agreement” means the Quota Share Reinsurance Agreement between the SPS and Syndicate 4444 dated as of the SPS Closing Date and having the terms mutually acceptable to Parent and Investor in their reasonable discretion.

“Reasonable Best Efforts” means, with respect to the obligations of Parent and its Affiliates under this Agreement, the best efforts of Parent or such relevant Affiliate; provided that an obligation to use Reasonable Best Efforts under this Agreement will not require Parent or any of its Affiliates to (i) take any action that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or that would, individually or in the aggregate, be materially and disproportionately burdensome to the Condor Group Companies (taken as a whole) relative to the benefits that would inure to Investor and its Affiliates (taken as a whole) as a result of such action and after taking into account the terms of this Agreement and the other Transaction Agreements (including the consideration paid by Investor with respect to the transaction or transactions to which such action relates); (ii) make a material adverse change to the overall business strategy of Parent and its Subsidiaries, taken as a whole; (iii) require Parent or any of its Affiliates to dispose of any asset that would be material to Parent and its Subsidiaries, taken as a whole; (iv) take any action that would breach, violate or contravene any material applicable Law in any material respect; (v) initiate any Litigation; or (vi) for the avoidance of doubt, require Parent or any of its Affiliates to capitalize Bermuda Holdco or Bermuda Insurer as a result of Losses incurred by either of them in the ordinary course of business.

“Registration Statement” has the meaning set forth in Section 4.6(c)(i).

“Registration Statement Effective Date” has the meaning set forth in Section 4.6(c)(iii).

“Reinsurance Agreement” means any outwards reinsurance or retrocessional treaty or agreement to which the Canopius Group Company is a party and (a) which is in force as of the date hereof, (b) is terminated or expired as of the date hereof but under which the Canopius Group Company or any of its Affiliates may continue to receive benefits or have obligations or (c) is an assumption reinsurance agreement.

“Relevant Transfer” has the meaning set forth in Exhibit F.

“Reports” has the meaning set forth in Section 4.6(c)(viii).

“Representations Cap” has the meaning set forth in Section 6.4(a).

“Representatives” means, with respect to any Person, its officers, employees, counsel, financial advisers, accountants, actuaries, auditors, consultants and other authorized representatives and agents.

“Resolutions” has the meaning set forth in the Investment Agreement.

“Restricted Action” has the meaning set forth in Section 4.1(d).

“Restructuring” has the meaning set forth in Section 4.6(a)(v).

“Retained Assets” has the meaning set forth in Exhibit C.

“Retained Business” has the meaning set forth in Exhibit C.

“Retained Employees” has the meaning set forth in Exhibit F.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” has the meaning set forth in the Recitals.

“SPS” has the meaning set forth in the Recitals.

“SPS Closing” means the closing of the SPS Transactions.

“SPS Closing Date” has the meaning set forth in Section 1.6(c).

“SPS Establishment” has the meaning set forth in the Recitals.

“SPS Expenses” has the meaning set forth in Exhibit F.

“SPS Notice” has the meaning set forth in Section 4.7(a).

“SPS Option Price” has the meaning set forth in Section 1.1(c).

“SPS Transactions” has the meaning set forth in the Recitals.

“SPS Transactions Right” has the meaning set forth in Section 1.1(c).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Subsequent Transactions” means the Third Party Sale, the Merger, the SPS Transactions and the Managing Agency Acquisition.

“Surviving Corporation” has the meaning set forth in Exhibit B.

“Syndicate 4444” means Lloyd’s of London Syndicate 4444.

“Tangible Net Asset Value” means, (i) with to respect to Bermuda Holdco, the meaning ascribed to such term in Exhibit C and (ii) with respect to any other Person as of any relevant date, the value of the total assets of such Person, calculated in accordance with (a) generally accepted accounting standards, practices and principles in the United Kingdom (in the case of the Corporate Member and the Managing Agency, if the Managing Agency is a UK company) or (b) IFRS (if the Managing Agency is formed in a jurisdiction other than the United States or the United Kingdom), as applicable, and, in the case of clause (ii), excluding assets constituting goodwill, intellectual property or other intangible assets, less the total liabilities of such Person, calculated in accordance with such applicable accounting standards.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies, penalties or other assessments or charges in the nature of a tax or any other similar payment imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of Law, agreement entered into with a Tax Authority, or otherwise, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, premium, value-added, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar payment or similar items or fees, and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Authority” means any Governmental Authority having primary jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit Payment” has the meaning set forth in Section 6.5(b).

“Tax Certification” has the meaning set forth in Section 4.6(a)(vi).

“Tax Return” means any federal, state, local or foreign tax report, return (including information return), claim for refund, election, notice, estimated tax filing, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes request, or other statement or document (including any related or supporting information) supplied to, required to be filed with, or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis and any schedules or filings related to uncertain tax positions, and any schedule, attachment or supplement thereto, and any amendment thereof.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 6.6.

“Third Party Consent” has the meaning set forth in Section 4.5(c).

“Third Party Investor Financial Information” has the meaning set forth in Section 4.6(b)(i)(I).

“Third Party Sale” has the meaning set forth in the Recitals.

“Third Party Sale Agreement” has the meaning set forth in Section 4.6(b)(ii).

“Third Party Sale Closing” has the meaning set forth in Section 1.2.

“Third Party Sale Closing Date” has the meaning set forth in Section 1.6(a).

“Threshold Date” has the meaning set forth in the Recitals.

“Top Holdco” has the meaning set forth in the Section 4.6(a)(i).

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6(b).

“Year End Balance Sheets” means (a) the IFRS balance sheet as of December 31, 2010 included in the Parent Financial Statements and (b) the GAAP balance sheet as of December 31, 2010 included in the Bermuda Holdco Financial Statements.

Section 7.2 Construction.

The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits, Schedules and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement, contract, instrument, statute, rule or regulation are to that agreement, contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes). References to any Person include the successors and permitted assigns of that Person. References to “dollars” or “$” means lawful money of the United States of America. References to “Sterling” or “£” means lawful money of the United Kingdom. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery, or (d) sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-Business Day or overnight mail or delivery), as follows (or at such other address for a Party as shall be specified by like notice):

(a)	if to Investor,

Tower Group, Inc.

120 Broadway (31st Floor)

New York, New York 10271

Telephone:      (212) 655-2000

Fax:      (212) 655-2199

Attention:        Elliot S. Orol

Email:  eorol@twrgrp.com

with a copy (which will not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telephone:      (212) 728-8000

Fax:      (212) 728-8111

Attention:       John M. Schwolsky

      Joseph D. Ferraro

Email:  jschwolsky@willkie.com

    jferraro@willkie.com

(b)	if to Parent, Bermuda Holdco or Delaware Holdco,

Canopius Group Limited

c/o Ogier Corporate Services (Guernsey) Limited

Ogier House, St Julian’s Avenue, St Peter Port,

Guernsey GY1 1WA, Channel Islands

Telephone:      +44(0) 1481 721672 (switchboard)

       +44 (0) 1481 752248 (direct)

Fax:      +44 (0) 1481 721575

Attention:            Ian Ross/Marcus Leese

Email:  Ian.Ross@ogier.com and CanopiusGroupLimited@ogier.com

and

Canopius Holdings Bermuda Limited

Atlantic House, 11 Par La Ville Road,

Hamilton, HM 11, Bermuda

Telephone: + 1 (441) 292-9905

Fax: + 1 (441) 292-9459

Attention: Susan Patschak

Email: Susan.Patschak@canopius.bm

with a copy (which will not constitute notice) to:

Canopius Holdings UK Limited

Gallery 9, One Lime Street,

London, United Kingdom, EC3M 7HA

Telephone: +44 (0) 29 7337 3796

Attention: Paul Donovan

Email: Paul.Donovan@canopius.com

All such notices, requests, demands, waivers and other communications will be deemed to have been received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by next-Business Day or overnight mail or delivery, on the day delivered or (iv) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent; provided that a copy is also sent by next-Business Day or overnight mail or delivery.

Section 8.2 Amendment; Waivers, Etc.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.3 Expenses.

Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses.

Section 8.4 Governing Law, Etc.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OR RULES OF CONFLICT OF LAWS THEREOF. Each of Investor, Parent and Bermuda Holdco hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of Investor, Parent and Bermuda Holdco irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Investor, Parent and Bermuda Holdco hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Investor, Parent and Bermuda Holdco hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of

Investor, Parent and Bermuda Holdco hereby consents to and grant any such court jurisdiction over the person of such party and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 8.5 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, without the consent of Parent or any of its Affiliates, each of Investor and its Subsidiaries may transfer or assign (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates any of its rights under this Agreement; provided that no such transfer or assignment will (a) relieve Investor of its obligations hereunder or (b) increase the liability of the Parent or any of its Subsidiaries hereunder and the Investor and its Subsidiaries will procure that upon any Affiliate to which any rights under this Agreement shall have been assigned ceasing to be an Affiliate, such an Affiliate shall reassign such rights to Investor or one of its Subsidiaries or an Affiliate thereof. Upon any such permitted assignment, the references in this Agreement to Investor shall also apply to any such assignee unless the context otherwise requires.

Section 8.6 Entire Agreement.

This Agreement and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 8.7 Severability.

If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.8 Counterparts; Effectiveness; Third Party Beneficiaries.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Article VI, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 8.9 Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.4, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TOWER GROUP, INC.

By	/s/ Michael H. Lee
	Name:	Michael H. Lee
	Title:	Chairman, CEO and President

CANOPIUS GROUP LIMITED

By	/s/ Roger Le Tissier
	Name:	Roger Le Tissier
	Title:	Director

CANOPIUS HOLDINGS BERMUDA LIMITED

By	/s/ Nigel Godfrey
	Name:	Nigel Godfrey
	Title:	Alternate Director for Andre Perez

CANOPIUS MERGERCO, INC.

By	/s/ Susan J. Patschak
	Name:	Susan J. Patschak
	Title:	Director

[Signature Page to Master Transaction Agreement]

EXHIBIT B

MERGER AGREEMENT TERM SHEET

This Merger Agreement Term Sheet has been prepared in connection with, and forms an integral part of, the Master Transaction Agreement, dated as of April 25, 2012 (the “Master Transaction Agreement”), by and among Canopius Group Limited, a Guernsey limited company (“Parent”), Canopius Holdings Bermuda Ltd., a Bermuda limited company (“Bermuda Holdco”), Canopius Mergerco, Inc., a Delaware corporation (“Delaware Holdco”), and Tower Group, Inc., a Delaware corporation (“Investor”) (each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Master Transaction Agreement.

I.	TRANSACTION STRUCTURE

Parties to Merger Agreement:

Investor, Delaware Holdco and Merger Sub.

“Investor” means Tower Group, Inc., a Delaware corporation.

“Delaware Holdco” means Canopius Mergerco, Inc., a Delaware corporation that (after its contribution to Top Holdco as contemplated by Section 4.6(a)(i) of the Master Transaction Agreement) is wholly owned by Top Holdco, a Delaware corporation that is wholly owned by Bermuda Holdco.

“Merger Sub” means a newly formed Delaware corporation that is wholly owned by Delaware Holdco.

General Structure:	A reverse triangular merger whereby Merger Sub will merge with and into Investor, with Investor continuing as the surviving corporation and a wholly owned Subsidiary of Delaware Holdco.

Third Party Sale:	Effective immediately prior to the consummation of the Merger, Parent shall sell all of the issued and outstanding Bermuda Holdco Shares (other than the Bermuda Holdco Shares to be paid to the stockholders of Investor as consideration in connection with the Merger) to the Equity Investors at a purchase price in cash equal to the sum of the Tangible Net Asset Value of Bermuda Holdco as of the Third Party Sale Closing Date (after giving effect to the Restructuring) plus, such additional amount equal to the value of the Retained Business as to which Parent and the

Equity Investors may agree; provided, however, that for purposes of determining the purchase price pursuant to the foregoing, the value of the Retained Business shall include an amount calculated and agreed by Investor and Parent, acting in good faith and reasonably, equal to the excess of the value of Bermuda Insurer’s expected future income arising after Merger Closing from the Retained Business over the value of Investor’s expected future income arising after the Merger Closing from the Investor 2011 Contract and the Investor 2012 Contract assuming, for this purpose, that such contracts were not commuted or cancelled (the “Third Party Sale”). Consummation of the Merger will be conditional on the completion of the Third Party Sale.

Merger Consideration:	At the effective time of the Merger, among other things, (i) each share of Investor common stock, par value $0.01 per share (“Investor Shares”), then issued and outstanding will be cancelled and automatically converted into and become the right to receive a certain number of shares of Bermuda Holdco common stock, par value $0.01 per share, and a certain amount of cash, in each case as may be determined by Investor in its sole discretion (collectively, the “Merger Consideration”), (ii) each outstanding restricted share of Investor common stock, whether or not vested, will become fully vested and free of forfeiture restriction and converted into the right to receive a cash payment equal to the fair market value of the Merger Consideration as of the Merger Closing Date and (iii) each outstanding option to acquire Investor Shares, whether or not vested, will be converted into the right to receive a cash payment equal to the excess, if any, of the dollar value of the Merger Consideration over the per share exercise price of such option, multiplied by the number of shares covered by such option.

II.	REPRESENTATIONS, WARRANTIES AND COVENANTS

Representations and Warranties:	In the Merger Agreement, Delaware Holdco shall provide representations and warranties relating to itself and its Subsidiaries as of the date of the Merger Agreement no less favorable to Investor than those contained in the Master Transaction Agreement under Section 2.1 (Corporate Status), Section 2.2 (Corporate and Governmental

Authorization), Section 2.3 (Non-Contravention), Section 2.4 (Capitalization; Title to Shares) and Section 2.7 (Undisclosed Liabilities), with such changes as are necessary to reflect the structure, timing and goals of the Merger described in this Merger Agreement Term Sheet, and such other customary representations and warranties as Investor may reasonably request from Delaware Holdco or Merger Sub.

Investor shall only provide representations and warranties in the Merger Agreement relating to its corporate status, corporate and government authorization and non-contravention, which representations and warranties shall be substantially similar to those contained in Section 3.1 (Corporate Status), Section 3.2 (Corporate and Governmental Authorization) and Section 3.3 (Non-Contravention) of the Master Transaction Agreement.

General Covenants:	The Merger Agreement shall provide for customary covenants relating to Delaware Holdco and its Subsidiaries that are no less favorable to Investor than those contained in the Master Transaction Agreement under Section 4.1 (Operating Limitations), Section 4.2 (Notice of Certain Events), Section 4.3 (Access to Information; Confidentiality), Section 4.4 (Public Announcements), Section 4.5 (Consents, Approvals and Filings), and Section 4.10 (Further Assurances), with such changes as are necessary to reflect the structure, timing and goals of the Merger described in this Merger Agreement Term Sheet, and such other customary covenants as Investor may reasonably request from Delaware Holdco and Merger Sub. The parties to the Merger Agreement shall cooperate to effect the Merger in a manner reasonably satisfactory to Investor from a tax perspective.

III.	Closing

General; Closing Conditions

The closing of the Third Party Sale and the closing of the Merger (the “Closing”) shall take place two Business Days following satisfaction of the following conditions (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction of those conditions):

(a)     approval of the Merger and adoption of the Merger Agreement by Investor Stockholders;

(b)     all consents, approvals and actions of, filings with and notices to any Governmental Authority required of Investor to consummate the Merger shall have been obtained or made; and

(c)     the Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Effects of the Merger:

Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Investor at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Investor shall continue as the surviving corporation (the “Surviving Corporation”).

Subject to the provisions of the Merger Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by Investor and as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by Investor and specified in such certificate of merger (the date and time the Merger becomes effective being the “Effective Time”).

At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and which shall be held by Delaware Holdco.

Officers and Directors:	From and after the Effective Time, the officers and directors of each of Delaware Holdco, Bermuda Holdco and the Surviving Corporation shall be determined in accordance with the Merger Agreement and related documents.

Investor Termination Rights:	Investor shall have no obligation to consummate the Merger and may terminate the Merger Agreement in its sole discretion at any time and for any reason without liability.

IV.	Other

Governing Law:	The Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into therein, without regard to principles of choice of law or conflicts of laws that might lead to the application of laws other than the laws of the State of Delaware.

Specific Performance:	The parties agree that irreparable damage would occur to Investor if any provision of the Merger Agreement applicable to Delaware Holdco or Merger Sub were not performed in accordance with the terms thereof and that Investor shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement.

EXHIBIT C

THE RESTRUCTURING

(Clause 4.6(a)(v))

1.	Parent and Investor will cooperate and work together in good faith to seek to identify promptly after the date of this Agreement:

(a)	the specific Contracts of insurance and assumed reinsurance pursuant to which Bermuda Insurer insures or reinsures risk that will be retained by Bermuda Insurer after the Merger Closing (the “Retained Business”). The Retained Business shall comprise:

(i)	the loss reserves and unearned premium reserves relating to all third party business written by Bermuda Insurer;

(ii)	25% of Bermuda Insurer’s 72.58% economic interest in the 2010 underwriting Year of Account of Syndicate 4444 under its quota share reinsurance arrangement with Canopius Capital Two Limited, dated December 30, 2009 and as amended, which for the avoidance of doubt includes Bermuda Insurer’s interests in the reserves and loss adjustment reserves relating to the 2010 underwriting Year of Account of Syndicate 4444;

(iii)	10.14% of the Bermuda Insurer’s 67.65% economic interest in the 2011 pure underwriting Year of Account of Syndicate 4444 under its quota share reinsurance arrangement with Flectat Limited (“Flectat”), dated December 15, 2010 and as amended, which for the avoidance of doubt includes Bermuda Insurer’s interests in the reserves, loss adjustment reserves and unearned premium reserves relating to the 2011 underwriting Year of Account of Syndicate 4444, subject to Investor commuting or cancelling its reinsurance (“Investor 2011 Contract”) of Flectat. The 10.14% interest will increase to 25% with respect to the Bermuda Insurer’s interests in the incoming RITC of the 2010 and prior underwriting Years of Account of Syndicate 4444; and

(iv)

10.33% of the Bermuda Insurer’s 58.09% economic interest in the 2012 underwriting Year of Account of Syndicate 4444 under its quota share reinsurance arrangement with Flectat, dated December 1, 2011 and as amended, which for the avoidance of doubt includes Bermuda Insurer’s interests in the reserves, loss adjustment reserves and unearned premium reserves relating to the 2012 underwriting Year of Account of Syndicate 4444, subject to Investor commuting or cancelling its reinsurance (“Investor 2012 Contract”) of Canopius Capital Eleven Limited (“CC11L”). The 10.33% interest will increase to 25% with respect to the

Bermuda Insurer’s interests in the incoming RITC to the extent that it relates to the 2010 and prior underwriting Years of Account of Syndicate 4444.

(b)	the steps through which the Contracts of insurance and assumed reinsurance not included in the Retained Business will be transferred from Bermuda Insurer;

(c)	the employees to be hired by Bermuda Insurer (the “Bermuda Employees”), which employees are intended to support the Retained Business after the Merger Closing; and

(d)	the systems and other non-insurance assets necessary to support such Retained Business and other business operations of Investor and its Affiliates and the other non-insurance assets that will also be retained by Bermuda Holdco or Bermuda Insurer after the Merger Closing (the “Retained Assets”).

2.	Parent will use its Reasonable Best Efforts to cause, as of the Merger Closing, Bermuda Holdco to have no Subsidiaries (other than Top Holdco, Delaware Holdco, Merger Sub, and Bermuda Insurer) and shall cause Condor Underwriting Bermuda Limited to be transferred from Bermuda Holdco to another Condor Group Company (not being Bermuda Holdco or a Subsidiary of Bermuda Holdco). Parent will, as at the Merger Closing, cause Bermuda Insurer to continue to be a wholly owned Subsidiary of Bermuda Holdco.

3.	Parent and Investor agree that any transfer of any Subsidiary or other assets of Bermuda Holdco required as a result of paragraph 2 above shall be carried out through a distribution or by a sale in an arm’s-length transaction for cash at no more than fair market value and in a manner that is mutually acceptable to Investor and Parent and that any other transaction required to be effected pursuant to this Exhibit C shall be effected on arm’s-length terms at no more than fair market value.

4.	Parent will use reasonable efforts to cause (a) the Retained Business to continue to be in full force and effect, (b) Bermuda Insurer to continue to hold such Retained Business subject to any losses arising in the ordinary course of business and (c) the Bermuda Employees to be employed by, and continue employment with, Bermuda Holdco or Bermuda Insurer.

5.	Parent and Investor will agree or determine the consolidated Tangible Net Asset Value of Bermuda Holdco as of the Merger Closing in accordance with paragraph 6 below.

6.	The consolidated Tangible Net Asset Value of Bermuda Holdco as of the Merger Closing will be calculated on the basis that the consolidated net assets of Bermuda Holdco consist solely (and such assets shall consist solely) of marketable securities and cash (before taking into account any dividend or other distribution to be determined pursuant to paragraph 8 below) and such systems and other insurance and non-insurance assets and liabilities held in connection with or necessary to support such Retained Business and loss reserves and unearned premium, if any, associated with the Retained Business determined by agreement in writing between Parent and Investor.

7.	Following the Merger Closing, Investor shall cause Bermuda Insurer to deposit sufficient funds at Lloyd’s, co-mingled as necessary, with the funds at Lloyd’s of Canopius Capital Two Limited or Flectat or CC11L to support Bermuda Insurer’s underwriting at Lloyd’s until such time that such funds at Lloyd’s are released by Lloyd’s after the closure of the 2012 Year of Account and all prior underwriting Years of Account.

8.	Subject to its obligation to maintain the Retained Business and the Retained Assets and subject to Law and the receipt of all necessary consents or approvals from any Governmental Authority, Parent shall, at the request of Investor prior to the Merger Closing, cause Bermuda Holdco to pay a dividend or other distribution of income or capital, after which the Tangible Net Asset Value of Bermuda Holdco for the purposes of Section 4.6(b)(ii) will be the consolidated Tangible Net Asset Value agreed or determined by paragraphs 5 and 6 above after giving effect to such dividend or other distribution.

The fair value amount of the dividend or distribution shall, if made in cash, be the amount of the cash paid and, if made in other than cash, the fair value amount of the dividend or distribution shall be determined, mutatis mutandis, by the provisions of paragraphs 5 and 6 above.

9.	If and to the extent that Bermuda Holdco is unable or not permitted to declare, make, or pay the dividend or distribution of capital referred to in paragraph 8 above, the Tangible Net Asset Value of Bermuda Holdco for the purposes of Section 4.6(b)(ii) shall be the consolidated Tangible Net Asset Value agreed or determined by paragraphs 5 and 6 above less the fair value amount of the dividend or other distribution (if any) which is permitted to be paid or made.

10.	Parent and Investor shall cooperate and work together in good faith to ensure that the loss and loss adjustment expense reserves supporting the Retained Business will be determined by Parent’s internal actuary’s best estimate of the adequacy and sufficiency of such reserves consistent with (a) Parent’s accounting policy for establishing the loss and loss adjustment reserves and (b) Parent’s best practice for establishing such reserves.

11.	Investor shall have the right, at the cost of Investor, to cause such reserves to be evaluated by an independent third party actuarial firm engaged by Investor for the purpose of confirming the adequacy and sufficiency of such reserves and certifying in writing as to their adequacy and sufficiency.

12.	If, at the end of such process, there is a dispute between Investor and Parent as to the adequacy and sufficiency of such reserves, Investor and Parent shall jointly engage another independent actuarial firm to resolve such dispute, which resolution of such independent actuarial firm shall be final and binding on Investor and Parent. The costs of such third independent actuarial firm shall be borne by Investor.

13.	Parent and Investor agree that the determination of the appropriate amount of such reserves pursuant to this process shall be completed prior to the Merger Closing.

EXHIBIT E

TAX CERTIFICATION

The certifications, representations and warranties to be included in the certificate to be provided by Parent to counsel to Investor pursuant to Section 4.6(a)(vi) shall include, among others, the following:

1. As of the time immediately prior to the Third Party Sale, (a) the authorized capital stock of Bermuda Holdco consists of a single class of [—] ordinary shares, par value $[1] per share, of which [    ] shares are issued and outstanding, (b) Parent owns beneficially and of record [    ] of such shares, and has beneficially and of record owned such shares (and no other shares) of Bermuda Holdco since January 1, 2010, and (c) all of such issued and outstanding shares not owned by Parent are owned by Merger Sub and have been owned by Merger Sub since [—], 2012.

2. Except as may be permitted by Section 4.1(b) of the Master Transaction Agreement, since January 1, 2010, Parent has not made any capital contribution to Bermuda Holdco or to any Subsidiary of Bermuda Holdco (including by way of transfer pricing that is favorable to Bermuda Holdco or its applicable Subsidiary). Any capital contributions made by Parent to Bermuda Holdco or to any Subsidiary of Bermuda Holdco prior to [January 1, 2010] were not made in connection with the Merger.]

3. Delaware Holdco, a Delaware corporation, was formed on [—], 2012. Since such date its authorized capital stock has consisted of [—] shares, par value $[—] per share, of which [—] shares are issued and outstanding. From its date of formation through [—], 2012, Bermuda Holdco owned beneficially and of record all of the shares of capital stock of Delaware Holdco, free and clear of all Liens. From [—], 2012, Top Holdco has owned beneficially and of record all of the shares of capital stock of Delaware Holdco, free and clear of all Liens.

4. Top Holdco, a Delaware corporation, was formed on [—], 2012. Since such date its authorized capital stock has consisted of [—] shares, par value $[—] per share, of which [—] shares are issued and outstanding. Bermuda Holdco has since Top Holdco’s formation owned beneficially and of record all of the shares of capital stock of Top Holdco, free and clear of all Liens.

5. Merger Sub, a Delaware corporation, was formed on [—], 2012. Since such date its authorized capital stock has consisted of [—] shares, par value $[—] per share, of which [—] shares are issued and outstanding. Delaware Holdco has since Merger Sub’s formation owned beneficially and of record all of the shares of capital stock of Merger Sub, free and clear of all Liens.

6. Except for the Third Party Sale Agreement and the Merger Agreement, there are no outstanding (i) shares of capital stock or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (ii) securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its

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Subsidiaries, (iii) options or other rights or Contracts or commitments of any kind to acquire or to issue, transfer or sell, any capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries, (iv) voting trusts, proxies or other similar Contracts or commitments to which any Canopius Group Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in Bermuda Holdco or any of its Subsidiaries. There are no outstanding obligations of the Canopius Group Companies to repurchase, redeem or otherwise acquire any of the securities described in clauses (i), (ii) or (iii) of the previous sentence.

7. Bermuda Insurer was incorporated on [—], 2007, has engaged in the business of insuring or reinsuring third parties and other Canopius Group Companies with effect from [—] using employees provided by Canopius Underwriting Bermuda Limited and such business continues to the date of the Merger.

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EXHIBIT F

EXPENSE REIMBURSEMENT

1. The parties will cooperate and work together in good faith to prepare promptly after the date of this Agreement, a detailed budget of the reasonable out-of-pocket third party costs and expenses (“Costs Budget”) for each of the Transactions (including estimated major items of expenditure) broken down on a monthly basis for each of the Transactions and containing such further information as any of the parties may reasonably request as to any and all matters relating to the projected costs and expenses for each of the Transactions.

For the avoidance of doubt the parties agree that such costs and expenses shall include (a) if paid by the Parent or its Subsidiaries, the costs and expenses of the firms of actuaries referred to in Exhibit C and (b) any bank fees and charges incurred by the Parent or its Subsidiaries as a result of any rearrangement or refinancing of the Condor Group’s Funds at Lloyd’s required to be made as a result of the Transactions.

2. Parent will keep and maintain reasonably detailed records and documentation showing the out-of-pocket third party costs and expenditure incurred by the Parent and its Subsidiaries in connection with each of the Transactions and will submit to the Investor within 30 Business Days of the end of each month a statement (a “Costs Statement”) of the out-of-pocket third party costs and expenses incurred by the Parent and its Subsidiaries (including, if applicable, any costs of any employees in accordance with paragraphs 4 to 6 (inclusive) below and any irrecoverable value added tax but excluding transfer or similar Taxes or Taxes imposed on any gains) in connection with the Transactions broken down for each of (i) the Merger (“Merger Expenses”), (ii) the SPS Transaction (“SPS Expenses”) and (iii) the Managing Agency Acquisition (“Managing Agency Expenses”). The Costs Statement will show an analysis, review and reconciliation of the Merger Expenses, the SPS Expenses and the Managing Agency Expenses with the Costs Budget for the corresponding month.

3. Where any individual item of cost or expenditure (aggregating, for this purpose, any reasonably related individual costs and expenses) is reasonably expected to exceed $50,000, Parent shall: (i) obtain, if required by Investor, to the extent reasonably practicable, estimates or quotes for the work involved and (ii) the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed), in either case, in advance of such costs or expenditure being incurred.

4. Investor acknowledges that Parent and its Subsidiaries will be retaining or employing certain employees (such employees, if retained by Parent or any of its Subsidiaries at the written request of Investor, (not to be unreasonably withheld conditioned or delayed) the “Retained Employees”) solely for and in connection with the Transactions, and Investor agrees to reimburse Parent or its relevant Subsidiary for all reasonable costs and expenses of employment or termination (including, but not limited to, salaries, fees, pension costs, other benefits and expenses, national insurance, redundancy, tax and PAYE (if applicable)) incurred by Parent or such Subsidiary as a direct result of retaining and continuing to employ such Retained Employees or terminating them if: (i) so required at the request of the Investor or (ii) as Parent considers reasonably necessary.

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5. If the services, or any part of them, carried out by the Retained Employees in relation to the Transactions are in future transferred to: (a) Investor; or (b) any other third party on Investor’s behalf, then Parent and Investor shall (and shall procure any third party shall) co-operate and work with each other in good faith to transfer (whether pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 or otherwise) or novate the contracts of employment or for services of each relevant Retained Employee to Investor or any relevant third party (“Relevant Transfer”), it being acknowledged and understood that Investor shall not be obligated to hire any such Retained Employees or, once hired and to the extent permitted by applicable Law, to employ any such Retained Employees on an other than “at-will” basis.

6. Where a Relevant Transfer occurs, Parent shall comply with and discharge its obligations to or in respect of the Retained Employees in the period prior to the Relevant Transfer, and shall be liable in respect of any claims made by the Retained Employees in relation to the period up to the Relevant Transfer, and Investor shall (or shall procure any third party shall) assume liability for, comply with and discharge its obligations to or in respect of the Retained Employees on and from the Relevant Transfer and Investor shall be liable in respect of any claims made by the Retained Employees in relation to the period on and from the Relevant Transfer.

7. Investor shall reimburse Parent within 10 Business Days after the date on which any Costs Statement is submitted to Investor in accordance with paragraph 2 above for the costs and expenses set out in such statement in accordance with the terms of this Exhibit F; provided that, from and after the time at which the Merger Exercise Price is paid pursuant to Section 4.6 and for so long as the sum of (i) the Merger Expenses plus (ii) the Offset Expenses (as defined below) does not exceed the Merger Exercise Price, Investor may, by delivery of a written notice to Parent and in lieu of reimbursing Parent for any such costs and expenses under the foregoing provisions of this paragraph 7, designate such expenses (or any portion thereof) “Offset Expenses” for purposes of this Agreement.

8. If, as of the date that is 45 days after the time at which the last of the obligations of Parent to effect the Transactions under Section 4.6, Section 4.7 or Section 4.8 has been satisfied or expired, the Merger Exercise Price exceeds the sum of (i) the Merger Expenses plus (ii) the Offset Expenses, then Parent shall promptly pay to Investor by wire transfer of immediately available funds an amount equal to such excess.

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